Exhibit 10.1

EXECUTION VERSION

$600,000,000 COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY

AGREEMENT

among

SOUTHWEST AIRLINES CO.,

THE BANKS PARTY HERETO,

CITIBANK, N.A.,

as Syndication Agent,

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA

and

MORGAN STANLEY BANK, N.A.,

as Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

As of September 29, 2009

J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Co-Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES

Location of Lending Office; Notice Information	Schedule I
Pool Assets	Schedule II

EXHIBITS

Form of Competitive Bid Request	Exhibit A-1
Form of Notice of Committed Borrowing	Exhibit A-2
Form of Notice to Banks of Competitive Bid Request	Exhibit B
Form of Competitive Bid	Exhibit C
Form of Competitive Note	Exhibit D-1
Form of Committed Note	Exhibit D-2
Form of Company’s Internal Counsel Opinion	Exhibit E-1
Form of Company’s Outside Counsel Opinion	Exhibit E-2
Form of Agents’ Counsel Opinion	Exhibit E-3
Form of Financial Report Certificate	Exhibit F
Form of Assignment and Acceptance	Exhibit G
Form of Appraisal	Exhibit H
Form of U.S. Tax Compliance Certificate	Exhibit I

iii

COMPETITIVE ADVANCE AND

REVOLVING CREDIT FACILITY AGREEMENT

COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT, dated as of September 29, 2009, among SOUTHWEST AIRLINES CO. (the “Company”), the Banks, JPMORGAN CHASE BANK, N.A., as administrative agent for the Banks (in such capacity, the “Administrative Agent”), CITIBANK, N.A., as syndication agent for the Banks (in such capacity, the “Syndication Agent”), and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as documentation agents for the Banks (collectively, in such capacity, the “Documentation Agents”).

The Company has requested the Banks to extend credit to the Company in order to enable it to borrow on a revolving credit basis and to obtain letters of credit on and after the Effective Date and at any time and from time to time prior to the Termination Date (each as herein defined) in an aggregate principal amount not in excess of $600,000,000 at any time outstanding. The Company has also requested the Banks to provide a procedure pursuant to which the Company may designate that all of the Banks be invited to bid on an uncommitted basis on borrowings by the Company scheduled to mature on or prior to the Termination Date. The Banks are willing to extend such credit to the Company on the terms and conditions herein set forth. Accordingly, the Company, the Agents, and the Banks agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Pre-Tax Income” of any Person means, with respect to any period, income before taxes of such Person for such period, but excluding (i) any gain or loss arising from the sale of capital assets other than capital assets consisting of Aircraft, (ii) any gain or loss arising from any write-up or write-down of assets, (iii) income or loss of any other Person, substantially all of the assets of which have been acquired by such Person in any manner, to the extent that such income or loss was realized by such other Person prior to the date of such acquisition, (iv) income or loss of any other Person (other than a Subsidiary) in which such Person has an ownership interest, (v) the income or loss of any other Person to which assets of such Person shall have been sold, transferred, or disposed of, or into which such Person shall have merged, to the extent that such income or loss arises prior to the date of such transaction, (vi) any gain or loss arising from the acquisition of any securities of such Person, (vii) gains or losses reported as extraordinary in accordance with GAAP not previously excluded in clauses (i) through (vi), and (viii) the cumulative effect of changes in accounting methods permitted by GAAP during such period. Notwithstanding the foregoing, for the purposes of determining income before taxes for any period, the component of Operating expenses consisting of GAAP Fuel and oil expense and the component of Other expenses (income) consisting of GAAP Other (gains) losses, shall be adjusted by the amount specified for the relevant period as “Add/(Deduct) : Net Impact from Fuel Contracts” in the Company’s quarterly earnings report “Note regarding use of non-GAAP financial measures” contained in “RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS” as filed on the Company’s Form 8-K; which adjustment excludes from economic results certain gains or losses associated with derivatives that settled in a prior period or will settle in a future period (i.e, the impact of ineffectiveness for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, such terms as defined in SFAS 133 , “Accounting for Derivative Instruments and Hedging Activities,” as amended).

“Administrative Agent” is defined in the introduction to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form satisfactory to the Administrative Agent, which each Bank shall complete and provide to the Administrative Agent.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Agreed Maximum Rate” means, for any date, 2% per annum above the interest rate then applicable to Alternate Base Loans.

“Agreement” means this Competitive Advance and Revolving Credit Facility Agreement, as the same may be amended, supplemented, or modified from time to time.

“Aircraft” means, collectively, airframes and aircraft engines now owned or hereafter acquired by the Company, together with all appliances, equipment, instruments, and accessories (including radio and radar) from time to time belonging to, installed in, or appurtenant to such airframes and aircraft engines; provided, however, the term “Aircraft” shall not include airframes and engines leased by the Company.

“Aircraft Rentals” means the operating expense attributable to rental of aircraft, calculated in accordance with the line item described as such in the Current Financials.

“Alternate Base Loan” means any Committed Loan with respect to which the Company shall have selected an interest rate based on the Alternate Base Rate in accordance with the provisions of Article II.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the Alternate Base Rate due to a change in the Prime Rate, the LIBO Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the LIBO Rate or the Federal Funds Effective Rate, respectively.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of an Alternate Base Loan or a Fixed Rate Loan and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Loan.

“Applicable Rate” means, as of any date, with respect to (a) any Eurodollar Loan that is a Committed Loan, a rate per annum equal to the Credit Default Swap Spread in effect for Eurodollar

Loans on such day, (b) any Alternate Base Loan that is a Committed Loan, a rate per annum equal to the Credit Default Swap Spread in effect for Alternate Base Loans on such day less 1.0% or (c) commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate” determined by reference to the Index Debt Rating in effect on such date as set forth below. Notwithstanding the foregoing, the Applicable Rate for Eurodollar Loans and Alternate Base Loans in effect at any time shall not be less than the “Minimum Applicable Rate” (less 1.0% in the case of Alternate Base Loans), and shall not exceed the “Maximum Applicable Rate” (less 1.0% in the case of Alternate Base Loans), determined by reference to the Index Debt Rating in effect on such date as set forth below.

Index Debt Ratings S&P/Moody’s	Minimum Applicable Rate	Maximum Applicable Rate	Commitment Fee Rate

A/A2 or better	1.50%	3.50%	0.25%

A-/A3	1.50%	3.50%	0.35%

BBB+/Baa1	2.00%	4.50%	0.45%

BBB/Baa2	2.00%	4.50%	0.55%

BBB-/Baa3	3.00%	5.50%	0.65%

BB+/Ba1 or below	3.00%	5.50%	0.75%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change.

“Application” means an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit. Each Issuing Bank shall furnish to the Company a form of Application satisfactory to it promptly following the request therefor by the Company.

“Appraisal” means a “desk-top” appraisal report addressed to the Administrative Agent and substantially in the form of Exhibit H, which will not include physical inspection of aircraft, engines or maintenance records and will assume the equipment is half life in its maintenance cycle, dated the date of delivery thereof to the Banks pursuant to the terms of this Agreement, by one or more independent appraisal firms of recognized national standing selected by the Company (such firm to be reasonably satisfactory, at the time of such Appraisal, to the Administrative Agent) setting forth the fair market value, as determined in accordance with the definition of “current market value” promulgated by the International Society of Transport Aircraft Trading, as of the date of such appraisal, of each Pool Asset or a proposed Pool Asset, as the case may be.

“Appraisal Delivery Date” means (a) the Effective Date, (b) each anniversary of the Effective Date (other than such date falling in 2012) and (c) each date of replacement, removal or addition of any Pool Asset if such Pool Asset is an airframe or an airframe and one or more engines installed thereon.

“Appraised Value” means, as of any date of determination, the aggregate current market value as of such date of each Pool Asset or proposed Pool Asset, as the case may be, as provided in the most recently delivered Appraisal.

“Assignment and Acceptance” is defined in Section 9.11(c).

“Auditors” means independent certified public accountants of recognized national standing selected by the Company.

“Available Revolving Commitment” means, as to any Bank at any time, an amount equal to the excess, if any, of (a) such Bank’s Commitment then in effect over (b) such Bank’s Revolving Credit Exposure then outstanding; provided that any Competitive Loans shall not be included in the calculation of such Bank’s Available Revolving Commitment for the purposes of Section 2.5.

“Banks” means those banks and other financial institutions signatory hereto and other banks or financial institutions which from time to time become party hereto pursuant to the provisions of this Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” means a Competitive Borrowing or a Committed Borrowing.

“Borrowing Date” means the Business Day on which the proceeds of any Borrowing are to be made available to the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading in London, England by and between banks in dollar deposits in the Eurodollar Interbank Market.

“CDS Determination Date” means (a) as to any Eurodollar Loan, the second Business Day prior to the Business Day such Eurodollar Loan is borrowed and, if applicable, the last Business Day prior to the continuation of such Eurodollar Loan, provided, that, in the case of any Eurodollar Loan having an Interest Period of greater than three months, the last Business Day prior to each three-month period succeeding such initial three-month period shall also be a CDS Determination Date with respect to any such Eurodollar Loan, with the applicable Credit Default Swap Spread, as so determined, to be in effect as to such Eurodollar Loan for each day commencing with the first day of the applicable Interest Period until subsequently re-determined in accordance with the foregoing, and (b) as to Alternate Base Loans, initially on the Effective Date and thereafter on the first Business Day of each succeeding calendar quarter.

“Collateral Coverage Test” means, on any date, the requirement that the Appraised Value of the Pool Assets on such date shall not be less than an amount equal to 1.5 times the Total Commitment on such date (or, after termination of the Commitments, the sum of the aggregate outstanding amount of Loans and L/C Obligations).

“Commitment” means, with respect to each Bank, the obligation of such Bank to make Loans and to issue or participate in Letters of Credit in the aggregate principal and/or face amount set forth opposite the name of such Bank on the signature pages hereof, and, if applicable, amendments hereto, as such amount may be permanently terminated or reduced from time to time pursuant to Section 2.6, Section 2.13(d) and Section 7.2, and as such amount may be increased or reduced from time to time by assignment or assumption pursuant to Section 2.13(d) and Section 9.11(c). The Commitments shall automatically and permanently terminate on the Termination Date.

“Commitment Fee” is defined in Section 2.5.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans from each of the Banks distributed ratably among the Banks in accordance with their respective Commitments.

“Committed Loan” means a loan by a Bank to the Company pursuant to Section 2.1, and shall be either a Eurodollar Loan or an Alternate Base Loan.

“Committed Note” means a promissory note which a Bank may require the Company to execute in accordance with Section 2.8(b), payable to the order of such Bank, in substantially the form of Exhibit D-2 hereto, with the blanks appropriately completed, to evidence the aggregate indebtedness of the Company to such Bank resulting from the Committed Loans made by such Bank to the Company, together with all modifications, extensions, renewals, and rearrangements thereof.

“Communications” is defined in Section 9.2.

“Company” is defined in the introduction to this Agreement.

“Competitive Bid” means an offer by a Bank to make a Competitive Loan pursuant to Section 2.2.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Bank pursuant to Section 2.2(b), (i) in the case of a Eurodollar Loan, the Margin (which will be added to or subtracted from the LIBO Rate), and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest, in each case, offered by the Bank making such Competitive Bid.

“Competitive Bid Request” means a request for Competitive Bids made pursuant to Section 2.2(a) substantially in the form of Exhibit A-l.

“Competitive Borrowing” means a borrowing consisting of a single Competitive Loan from a Bank or simultaneous Competitive Loans from one or more of the Banks, in each case, whose Competitive Bid as all or as a part of such Borrowing, as the case may be, has been accepted by the Company under the bidding procedure described in Section 2.2.

“Competitive Loan” means a loan from a Bank to the Company pursuant to the bidding procedure described in Section 2.2, and shall be either a Eurodollar Loan or a Fixed Rate Loan.

“Competitive Note” means a promissory note which a Bank may require the Company to execute in accordance with Section 2.8(b), payable to the order of such Bank, in substantially the form of Exhibit D-l hereto, with the blanks appropriately completed, to evidence the aggregate indebtedness of the Company to such Bank resulting from the Competitive Loans made by such Bank to the Company, together with all modifications, extensions, renewals, and rearrangements thereof.

“Competitive Reduction” is defined in Section 2.1.

“Consolidated Long-Term Debt” means, as of any date, all consolidated Debt of the Company and its Subsidiaries which is classified as “long term” in accordance with GAAP, together with the aggregate of all portions of Consolidated Long-Term Debt classified as “current maturities” in accordance with GAAP.

“Coverage Ratio” means, as of any date, the ratio of (i) for the four fiscal quarter period for which the Company’s annual or quarterly Financial Statements have been most recently required to have been delivered pursuant to Section 6.10(a) and Section 6.10(b) (and after taking into account any Form 8-K of the Company that provides for the adjustment to such Financial Statements as provided in the definition of “Adjusted Pre-Tax Income”), the Company’s and its Subsidiaries’ consolidated Adjusted Pre-Tax Income, plus Aircraft Rentals, plus consolidated Net Interest Expense, depreciation, and amortization, and minus cash dividends paid by the Company, to (ii) consolidated Net Interest Expense and Aircraft Rentals paid within such four-quarter period.

“Credit Default Swap Spread” means, at any CDS Determination Date, the credit default swap spread applicable to Index Debt of the Company interpolated for a period to the Original Termination Date, determined as of the close of business on the Business Day immediately preceding such CDS Determination Date, as reported and interpolated by Markit Group Limited or any successor thereto; provided, that if such period is for less than one year, the spread shall be that shown for one year. If at any time the Credit Default Swap Spread is unavailable, the Company and the Banks shall negotiate in good faith (for a period of up to thirty days after the Credit Default Swap Spread becomes unavailable (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Applicable Rate for Eurodollar Loans and Alternate Base Loans. The Applicable Rate for Eurodollar Loans and Alternate Base Loans for any day which falls during the Negotiation Period shall be based upon the Credit Default Swap Spread determined as of the close of business on the Business Day immediately preceding the last CDS Determination Date falling prior to the Negotiation Period. If no such alternative method is agreed upon during the Negotiation Period, the Applicable Rate for Eurodollar Loans and Alternate Base Loans for any day subsequent to the end of the Negotiation Period shall be a rate per annum equal to the “Maximum Applicable Rate” set forth in the definition of “Applicable Rate” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt.

“Current Financials” means the Financial Statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2008.

“Debt” means, without duplication, (a) any indebtedness for borrowed money or incurred in connection with the acquisition or construction of any Property, (b) any obligation under any lease of any Property entered into after the date of this Agreement which is required under GAAP to be capitalized on the lessee’s balance sheet, and (c) any direct or indirect guarantee or assumption of indebtedness or obligations described in clause (a) or (b), including without limitation any agreement to provide funds to or otherwise assure the ability of an obligor to repay indebtedness or meet its obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally.

“Default” means the occurrence of any event which with the giving of notice or the passage of time or both would become an Event of Default.

“Defaulting Bank” means any Bank, as determined by the Administrative Agent, that has (a) failed, in the determination of the Administrative Agent, which determination shall be conclusive subject to manifest error, to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent, the Issuing Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under agreements in which it has committed to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Company (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that any such Bank shall cease to be a Defaulting Bank under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it. No Bank shall be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such Bank or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Documentation Agents” is defined in the introduction to this Agreement.

“dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” on Schedule I to this Agreement or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

“Effective Date” means the date on which the conditions set forth in Section 4.1 are first met, which date is September 29, 2009.

“Eligible Affiliate Assignee” means, with respect to any Bank, an Affiliate thereof that is: (i) a commercial bank organized under the Laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a commercial bank organized under the Laws of France, Germany, the Netherlands or the United Kingdom, or under the Laws of a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided that such bank is acting through a branch or agency located in such country or the United States; or (iii) a commercial bank organized under the Laws of any other country which is a member of the OECD, or under the Laws of a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided that such bank is acting through a branch or agency located in the United States.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Eurocurrency Liabilities” is defined in Regulation D.

“Eurodollar Interbank Market” means the London eurodollar interbank market.

“Eurodollar Lending Office” means, with respect to each Bank, the branches or affiliates of such Bank which such Bank has designated on Schedule I as its “Eurodollar Lending Office” or may hereafter designate from time to time as its “Eurodollar Lending Office” by notice to the Company and the Administrative Agent.

“Eurodollar Loan” means any loan with respect to which the Company shall have selected an interest rate based on the LIBO Rate in accordance with the provisions of Article II.

“Event of Default” means any of the events described in Article VII, provided there has been satisfied any requirement in connection therewith for the giving of notice, lapse of time, or happening of any further condition, event, or act.

“Existing Credit Agreement” means the Competitive Advance and Revolving Credit Facility Agreement, dated as of April 20, 2004, as amended, among the Company, the banks party thereto and the agents referred to therein.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Financial Report Certificate” means a certificate substantially in the form of Exhibit F.

“Financial Statements” means balance sheets, income and loss statements, statements of stockholders’ equity, and statements of cash flow prepared in accordance with GAAP and in comparative form to the corresponding period of the preceding fiscal year.

“Fixed Rate Loan” means any Competitive Loan made by a Bank pursuant to Section 2.2 based upon an actual percentage rate per annum offered by such Bank, expressed as a decimal (to no more than four decimal places), and accepted by the Company.

“Foreign Bank” is defined in Section 2.19.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable as of the date in question for the purpose of the definition of “Financial Statements.”

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Index Debt” means senior, unsecured, non-credit enhanced debt with an original term of longer than one year issued by the Company.

“Index Debt Rating” means, as of any date, the rating that has been most recently announced by S&P and Moody’s for the Index Debt of the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect an Index Debt Rating, the Applicable Rate shall be determined by reference to the available rating; (b) if the Index Debt Ratings established by S&P and Moody’s shall fall within different levels, the Applicable Rate shall be based upon the higher rating, except that if the difference is two or more levels, the Applicable Rate shall be based on the rating that is one level below the higher rating; (c) if any Index Debt Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; (d) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the rating for the Index Debt announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be; and (e) if neither S&P nor Moody’s shall have in effect an Index Debt Rating, the Applicable Rate shall be set in accordance with the lowest level rating and highest percentage rate set forth in the table in the definition of “Applicable Rate”.

“Interest Payment Date” means (i) with respect to any Alternate Base Loan, each Quarterly Payment Date, or if earlier the Termination Date or the date of prepayment of such Loan or conversion of such Loan to a Eurodollar Loan, (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in addition in the case of a Eurodollar Loan with an Interest Period longer than three months each day that would have been the Interest Payment Date for such Loan had successive Interest Periods of three months been applicable to such Loan, and (iii) in the case of a Fixed Rate Loan, the last day of the Interest Period applicable thereto and, in the case of a Fixed Rate Loan with an Interest Period of more than 90 days, on the numerically corresponding day which occurs during such Interest Period every three months from the first day of such Interest Period (or, if there is no such corresponding day in any such month, the last day of such month).

“Interest Period” means:

(i) as to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six, or, if agreed to by all Banks, nine or twelve, months thereafter, as the Company may elect; and

(ii) as to any Fixed Rate Loan, the period commencing on the date of such Loan and ending on the date specified in the Competitive Bid in which the offer to make the Fixed Rate Loan was extended; provided, however, that each such period shall have a duration of not less than seven calendar days nor more than 360 calendar days;

provided, further, that (x) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) no Interest Period may be selected that ends later than the Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Citibank, N.A. and any other Bank that has agreed in writing to act as an “Issuing Bank” hereunder. Each reference herein to “the Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Laws” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, or opinions of any Tribunal.

“L/C Commitment” means $150,000,000.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit, if any, and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Banks other than the Issuing Bank.

“Letters of Credit” is defined in Section 3.1(a).

“LIBO Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate appearing on the LIBOR Reuters Screen LIBOR01 page (or on any successor or substitute page or any successor to or substitute therefor, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time (or as soon thereafter as practicable), two Business Days before the first day of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the annual rate of interest at which dollar deposits approximately equal in principal amount to JPMorgan Chase Bank, N.A.’s portion of the Committed Borrowing of which such Eurodollar Loan forms a part (or, in the case of a Competitive Loan, a principal amount which would have been JPMorgan Chase Bank, N.A.’s portion of the Committed Borrowing of which such Eurodollar Loan would have formed a part had such Competitive Borrowing been a Committed Borrowing) and with a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal office of JPMorgan Chase Bank, N.A. in London, England (or if JPMorgan Chase Bank, N.A. does not at the time any such determination is to be made maintain an office in London, England, the principal office of any Affiliate of JPMorgan Chase Bank, N.A. in London, England), in the Eurodollar Interbank Market, at approximately 11:00a.m., London time (or as soon thereafter as practicable), two Business Days before the first day of such Interest Period. The LIBO Rate for the Interest Period for each Eurodollar Loan comprising part of the same Borrowing shall be determined by the Administrative Agent.

“Lien” means any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of any Person under, any conditional sale or other title retention agreement or lease with respect to, any Property or asset of such Person. For avoidance of doubt, the filing of a Uniform Commercial Code financing statement by a Person that is not entitled or authorized in accordance with the applicable Uniform Commercial Code to file such financing statement shall not, in and of itself, constitute a Lien.

“Litigation” means any action conducted, pending, or threatened by or before any Tribunal.

“Loan” means a Competitive Loan, a Committed Loan, a Eurodollar Loan, a Fixed Rate Loan, or an Alternate Base Loan.

“Loan Papers” means (i) this Agreement, certificates delivered pursuant to this Agreement and exhibits and schedules hereto, (ii) any notes, security documents, guaranties, and other agreements in favor of the Agents and Banks, or any or some of them, ever delivered in connection with this Agreement, and (iii) all renewals, extensions, or restatements of, or amendments or supplements to, any of the foregoing.

“Majority Banks” means, at any time, Banks having Revolving Credit Exposures (excluding Competitive Loans) and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures (excluding Competitive Loans) and unused Commitments at such time;

provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Banks shall be included in their respective Revolving Credit Exposures in determining the Majority Banks.

“Margin” means, as to any Competitive Bid made by a Bank relating to a Eurodollar Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate for any such Loan in order to determine the interest rate acceptable to such Bank with respect to such Eurodollar Loan.

“Margin Stock” means “margin stock” within the meaning of Regulation T, U, or X of the Board.

“Material Adverse Change” or “Material Adverse Effect” means an act, event or circumstance which materially and adversely affects the business, financial condition or results of operations of the Company and its Subsidiaries on a consolidated basis or the ability of the Company to perform its obligations under this Agreement or any Loan Paper.

“Material Subsidiary” means, at any time, any Subsidiary of the Company having at such time either (i) total assets, as of the last day of the preceding fiscal quarter, having a net book value greater than or equal to 10% of the total assets of the Company and all of its Subsidiaries on a consolidated basis or (ii) Adjusted Pre-Tax Income, as of the last day of the preceding fiscal quarter, greater than or equal to 10% of the total Adjusted Pre-Tax Income of the Company and all of its Subsidiaries on a consolidated basis.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Interest Expense” means interest expense minus interest income, excluding in either case capitalized interest, but including payments in the nature of interest under capital leases if and to the extent characterized as such in accordance with GAAP.

“Note” means a Competitive Note or a Committed Note.

“Notice of Committed Borrowing” is defined in Section 2.3.

“Obligation” means all present and future indebtedness, obligations, and liabilities, and all renewals, extensions, and modifications thereof, owed to the Agents and Banks, or any or some of them, by the Company, arising pursuant to any Loan Paper, together with all interest thereon and costs, expenses, and reasonable attorneys’ fees incurred in the enforcement or collection thereof.

“OECD” means the Organization for Economic Cooperation and Development as constituted on the date hereof (excluding Mexico, Poland and the Czech Republic).

“Officer’s Certificate” means a certificate signed in the name of the Company by either its Chairman, its Chief Executive Officer, its Chief Financial Officer, its President, one of its Vice Presidents, its Treasurer, or its Assistant Treasurer, in each case without personal liability.

“Original Termination Date” means October 5, 2012.

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies which either are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves are established in accordance with GAAP; (b) Liens securing judgments, but only to the extent, for an amount and for a period not resulting in an Event of Default under Section 7.1(d); (c) Liens arising under this Agreement; (d) Liens constituting normal operational usage of the affected Property, including charter, third party maintenance, storage, leasing, pooling or interchange thereof; and (e) Liens imposed by law such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days, provided that no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect thereto, or (ii) are being contested in good faith and for which adequate reserves are established in accordance with GAAP.

“Person” means and includes an individual, partnership, joint venture, corporation, trust, limited liability company or other entity, Tribunal, unincorporated organization, or government, or any department, agency, or political subdivision thereof.

“Plan” means any plan defined in Section 4021(a) of ERISA in respect of which the Company is an “employer” or a “substantial employer” as such terms are defined in ERISA.

“Pool Assets” means assets of the Company listed on Schedule II, to the extent modified pursuant to Section 6.12 and shall include only Stage 3 Equipment owned legally by the Company.

“Prime Rate” is defined in the definition of the term Alternate Base Rate.

“Principal Office” of the Administrative Agent means 270 Park Avenue, New York, New York, 10017, or such other office as the Administrative Agent may hereafter designate from time to time as its “Principal Office” by notice to the Company and the Banks.

“Property” means all types of real, personal, tangible, intangible, or mixed property.

“Quarterly Payment Date” means the 15th day of each March, June, September and December of each year, the first of which shall be the first such day after the Effective Date.

“Register” is defined in Section 9.11(e).

“Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means, with respect to any Bank, (a) any adoption or change after the Effective Date of or in United States federal, state or foreign laws, rules, regulations (including Regulation D) or guidelines applying to a class of banks including such Bank, (b) the adoption or making after the Effective Date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States federal, state or foreign laws, rules, regulations or guidelines (whether or not having the force of law) by any Tribunal, monetary authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) any change in the interpretation or administration of any United States federal, state or foreign laws, rules, regulations or guidelines applying to a class of banks including such Bank by any Tribunal, monetary authority, central bank, or comparable agency charged with the interpretation or administration thereof.

“Reimbursement Obligation” means the obligation of the Company to reimburse the Issuing Bank pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Loan means the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Loans and its L/C Obligations at such time. For the purposes of this definition each Bank shall be deemed to hold a pro rata share of the total L/C Obligations based on the percentage which its Commitment represents of the aggregate Commitments.

“Rights” means rights, remedies, powers, and privileges.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Stage 3 Airframes” and “Stage 3 Engines” mean airframes or engines, respectively, owned by the Company and, when taken together (i.e., one airframe and two engines), qualifying as Stage 3 airplanes, as set forth in Federal Aviation Regulation 36.1(f)(6), 14 C.F.R. §36.1(f)(6) or any successor regulation, as amended; and “Stage 3 Engines” also include spare engines which are suitable for use on Stage 3 Airframes and are being maintained according to the Company’s normal and customary standards.

“Stage 3 Equipment” means Stage 3 Airframes and not less than two nor more than four Stage 3 Engines per Stage 3 Airframe.

“Stated Rate” is defined in Section 9.8.

“Subsidiary” of a Person means any entity of which an aggregate of more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by such Person.

“Syndication Agent” is defined in the introduction to this Agreement.

“Taxes” means all taxes, assessments, fees, or other similar charges at any time imposed by any Laws or Tribunal, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means, at any time, the Original Termination Date or the earlier date of termination in whole of the Total Commitment pursuant to Section 2.6 or Section 7.2.

“Total Commitment” means at any time the aggregate amount of the Banks’ Commitments, as in effect at such time.

“Tribunal” means any municipal, state, commonwealth, federal, foreign, territorial, or other court, governmental body, subdivision, agency, department, commission, board, bureau, or instrumentality.

“Type” refers to the distinction between Committed Loans that are Alternate Base Loans and Committed Loans that are Eurodollar Loans.

“United States” and “U.S.” each means United States of America.

“U.S. Tax Compliance Certificate” is defined in Section 2.19.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

LOANS

Section 2.1 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make revolving credit loans to the Company, at any time and from time to time on and after the Effective Date and until the earlier of the Termination Date and the termination of the Commitment of such Bank in accordance with the terms hereof. Notwithstanding the foregoing, (a) the aggregate principal amount at any time outstanding of all Committed Loans of a Bank shall not exceed such Bank’s Commitment and (b) the Total Commitment shall be deemed used from time to time to the extent of the aggregate principal amount of the Competitive Loans then outstanding, and such deemed use of the Total Commitment shall be applied to the Banks ratably according to their respective Commitments (such deemed use of the Total Commitment being a “Competitive Reduction”) and (c) the Total Commitment shall be deemed further used from time to time to the extent of the L/C Obligations, and such deemed use of the Total Commitment shall be applied to the Banks ratably according to their respective Commitments, subject, however, to the conditions that (i) at no time shall (A) the sum of (x) the outstanding aggregate principal amount of all Committed Loans made by all Banks, (y) the outstanding aggregate principal amount of all Competitive Loans made by all Banks and (z) the L/C Obligations exceed (B) the Total Commitment, and (ii) at all times the outstanding aggregate principal amount of all Committed Loans made by a Bank shall equal the product of (x) the percentage which its Commitment represents of the Total Commitment times (y) the outstanding aggregate principal amount of all Committed Loans obligated to have been made by all Banks.

Within the foregoing limits, the Company may borrow, repay, prepay, and reborrow hereunder, on and after the Effective Date and prior to the Termination Date, subject to the terms, provisions, and limitations set forth herein.

Section 2.2 Competitive Bid Procedure

(a) In order to request Competitive Bids, the Company shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request, to be received by the Administrative Agent (i) in the case of Eurodollar Loans, not later than 10:00 a.m., New York City time, four Business Days before the Borrowing Date specified for a proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 10:00 a.m., New York City time, one Business Day before the Borrowing Date specified for a proposed Competitive Borrowing. No Alternate Base Loan shall be requested in, or, except pursuant to Section 2.14, made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected at the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Company of such rejection by telecopier. Each Competitive Bid Request shall in each case refer to this Agreement and specify (x) whether the Competitive Loans then being requested are to be Eurodollar Loans or Fixed Rate Loans, (y) the Borrowing Date of such Competitive Loans (which shall be a Business Day) and the aggregate principal amount thereof (which shall not be less than $10,000,000 or greater than the unused Total Commitment on such Borrowing Date and shall be an integral multiple of

$1,000,000), and (z) the Interest Period with respect thereto (which may not end after the Termination Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (substantially in the form set forth in Exhibit B hereto) the Banks to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to such Competitive Bid Request.

(b) Each Bank may, in its sole discretion, make one or more Competitive Bids to the Company responsive to each Competitive Bid Request. Each Competitive Bid by a Bank must be received by the Administrative Agent via telecopier, substantially in the form of Exhibit C hereto, (i) in the case of Eurodollar Loans, not later than 10:00 a.m., New York City time, three Business Days before the Borrowing Date specified for a proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Competitive Bids that do not conform substantially to the format of Exhibit C may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Company, and the Administrative Agent shall notify the non-conforming Bank of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and (x) specify the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan the Bank is willing to make to the Company, (y) specify the Competitive Bid Rate(s) at which the Bank is prepared to make the Competitive Loan and (z) confirm the Interest Period with respect thereto specified by the Company in its Competitive Bid Request. A Competitive Bid submitted by a Bank pursuant to this paragraph (b) shall be irrevocable.

(c) The Administrative Agent shall promptly notify the Company by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Bank that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Company for its records as soon as practicable after completion of the bidding process set forth in this Section 2.2.

(d) The Company may in its sole and absolute discretion, subject only to the provisions of this Section 2.2(d), accept or reject any or all of the Competitive Bids referred to in paragraph (c) above; provided, however, that the aggregate amount of the Competitive Bids so accepted by the Company may not exceed the principal amount of the Competitive Borrowing requested by the Company. The Company shall notify the Administrative Agent by telecopier whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above, (i) in the case of Eurodollar Loans, not later than 12:00 noon, New York City time, three Business Days before the Borrowing Date specified for a proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 10:30 a.m., New York City time, on the day specified for a proposed Competitive Borrowing; provided, however, that (w) the failure by the Company to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (x) the Company shall not accept a bid made at a particular Competitive Bid Rate if the Company has decided to reject a bid made at a lower Competitive Bid Rate, (y) if the Company shall accept bids made at a particular Competitive Bid Rate but shall be restricted by other conditions hereof from borrowing the full principal amount of Competitive Loans in respect of which bids at such Competitive Bid Rate have been made or shall not require the full amount offered thereby, then the Company shall accept a pro rata portion of each bid made at such Competitive Bid Rate based as nearly as possible on the respective principal amounts of Competitive Loans for which such bids were made and (z) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000. Notwithstanding the foregoing clause (z), if it is necessary for the Company to accept a pro rata allocation of the bids made in response to a Competitive Bid Request (whether pursuant to the events specified in clause (y) above or otherwise) and the available principal amount of Competitive Loans to be allocated among the Banks is not sufficient to enable Competitive Loans to be allocated to each Bank in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000, then the Company shall select the Banks to be allocated such Competitive Loans and shall round allocations up or down to the next higher or lower multiple of $500,000 as it shall deem appropriate. A notice given by the Company pursuant to this paragraph (d) shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Bank whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopier, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted. After completing the notifications referred to in the immediately preceding sentence, the Administrative Agent shall notify each Bank of the aggregate principal amount of all Competitive Bids accepted.

(f) Upon receipt from the Administrative Agent of the LIBO Rate applicable to any Eurodollar Loan to be made by any Bank pursuant to a Competitive Bid that has been accepted by the Company pursuant to Section 2.2(d), the Administrative Agent shall notify such Bank of (i) the applicable LIBO Rate and (ii) the sum of the applicable LIBO Rate plus the Margin bid by such Bank.

(g) No Competitive Bid Request shall be made within five Business Days of the date of any other Competitive Bid Request, unless the Company and the Administrative Agent shall mutually agree otherwise.

(h) If the Administrative Agent shall at any time have a Commitment hereunder and shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such bid directly to the Company one quarter of an hour earlier than the latest time at which the other Banks are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

(i) All notices required by this Section 2.2 shall be made in accordance with Section 9.2.

Section 2.3 Committed Borrowing Procedure. In order to effect a Committed Borrowing, the Company shall hand deliver or telecopy to the Administrative Agent a duly completed request for Committed Borrowing, substantially in the form of Exhibit A-2 hereto (a “Notice of Committed Borrowing”), (i) in the case of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the Borrowing Date specified for a proposed Committed Borrowing, and (ii) in the case of Alternate Base Loans, not later than 11:00 a.m., New York City time, on the Business Day which is the Borrowing Date specified for a proposed Committed Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Notice of Committed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (x) whether the Loans then being requested are to be Eurodollar Loans, or Alternate Base Loans, (y) the Borrowing Date of such Loans (which shall be a Business Day) and the aggregate amount thereof (which shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000) and (z) in the case of a Eurodollar Loan, the Interest Period with respect thereto (which shall not end later than the Termination Date). If no Interest Period with respect to any Eurodollar Loan is specified in any such Notice of Committed Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly, and in any event on the same day the Administrative Agent receives a Notice of Committed Borrowing pursuant to this Section 2.3 if such notice is received by 11:00 a.m., New York City time on a Business Day and otherwise on the next succeeding Business Day, the Administrative Agent shall advise the other Banks of such Notice of Committed Borrowing and of each Bank’s portion of the requested Committed Borrowing by telecopier. Each Committed Borrowing shall consist of Loans of the same Type made on the same day and having the same Interest Period.

Section 2.4 Refinancings; Conversions

(a) The Company may refinance all or any part of any Loan with a Loan of the same or a different type made pursuant to Section 2.2 or Section 2.3, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including, without limitation, refinancings of Competitive Loans with Committed Loans and Committed Loans with Competitive Loans. Any Loan or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.18 with the proceeds of a new Borrowing hereunder and the proceeds of the new Loan, to the extent they do not exceed the principal amount of the Loan being refinanced, shall not be paid by the Banks to the Administrative Agent or by the Administrative Agent to the Company pursuant to Section 2.7(c); provided, however, that (i) if the principal amount extended by a Bank in a refinancing is greater than the principal amount extended by such Bank in the Borrowing being refinanced, then such Bank shall pay such difference to the Administrative Agent for distribution to the Banks described in (ii) below, (ii) if the principal amount extended by a Bank in the Borrowing being refinanced is greater than the principal amount being extended by such Bank in the refinancing, the Administrative Agent shall return the difference to such Bank out of amounts received pursuant to (i) above, (iii) to the extent any Bank fails to pay the Administrative Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced shall not be deemed repaid in accordance with Section 2.18 to the extent of such failure and the Company shall pay such amount to the Administrative Agent pursuant to Section 2.18 and (iv) to the extent the Company fails to pay to the Administrative Agent any amounts due in accordance with Section 2.18 as a result of the failure of a Bank to pay the Administrative Agent any amounts due as described in (iii) above, the portion of any refinanced Loan deemed not repaid shall be deemed to be outstanding solely to the Bank which has failed to pay the Administrative Agent amounts due from it pursuant to (i) above to the full extent of such Bank’s portion of such refinanced Loan.

(b) Subject to the conditions and limitations set forth in this Agreement, the Company shall have the right from time to time to convert all or part of one Type of Committed Loan into another Type of Committed Loan or to continue all or a part of any Committed Loan that is a Eurodollar Loan from one Interest Period to another Interest Period by giving the Administrative Agent written notice (by means of a Notice of Committed Borrowing) (i) in the case of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the date specified for such proposed conversion or continuation, and (ii) in the case of Alternate Base Loans, not later than 11:00 a.m., New York City time, on the Business Day which is the date specified for such proposed conversion or continuation. Such notice shall specify (A) the proposed date for conversion or continuation, (B) the amount of the Committed Loan to be converted or continued, (C) in the case of conversions, the Type of Committed Loan to be converted into, and (D) in the case of a continuation of or conversion into a Eurodollar Loan, the duration of the Interest Period applicable thereto; provided that (1) Eurodollar Loans may be converted only on the last day of the applicable Interest Period, (2) except for conversions to Alternate Base Loans, no conversion shall be made while a Default or Event of Default has occurred and is continuing and no continuations of any Eurodollar Loan from one Interest Period to another Interest Period shall be made while a Default or Event of Default has occurred and is continuing, unless such conversion or continuation has been approved by Majority Banks, and (3) each such conversion or continuation shall be in an amount not less than $10,000,000 and shall be an integral multiple of $1,000,000. All notices given under this Section shall be irrevocable. If the Company shall fail to give the Administrative Agent the notice as specified above for continuation or conversion of a Eurodollar Loan prior to the end of the Interest Period with respect thereto, such Eurodollar Loan shall automatically be converted into an Alternate Base Loan on the last day of the Interest Period for such Eurodollar Loan.

Section 2.5 Fees. The Company agrees to pay to each Bank, through the Administrative Agent, on each Quarterly Payment Date and on the Termination Date in arrears, in immediately available funds, a commitment fee (a “Commitment Fee”) calculated by multiplying the Applicable Rate by the amount of the average daily Available Revolving Commitment of such Bank during the preceding three-month period (or shorter period commencing with the Effective Date and/or ending with the Termination Date). All Commitment Fees shall be computed by the Administrative Agent on the basis of the actual number of days elapsed in a year of 360 days, and shall be conclusive and binding for all purposes, absent manifest error. The Commitment Fee due to each Bank shall commence to accrue on the Effective Date and shall cease to accrue on the Termination Date or, if earlier, the date of the termination of the Commitment of such Bank as provided herein.

Section 2.6 Termination and Reduction of Commitments

(a) Subject to Section 2.12(b), the Company may permanently terminate, or from time to time in part permanently reduce, the Total Commitment, in each case upon at least three Business Days’ prior (or, in the case of a refinancing or new facility with one or more of the Agents, on a same-day basis with) written notice to the Administrative Agent (who shall promptly forward a copy thereof to each Bank). Such notice shall specify the date and the amount of the termination or reduction of the Total Commitment. Each such partial reduction of the Total Commitment shall be in a minimum aggregate principal amount of $10,000,000 and in an integral multiple of $1,000,000.

(b) On the Termination Date the Total Commitment shall be zero.

(c) Each reduction in the Total Commitment pursuant to this Section 2.6 shall be made ratably among the Banks in accordance with their respective Commitments. Simultaneously with any termination of Commitments pursuant to this Section, the Company shall pay to the Administrative Agent for account of the Banks the Commitment Fees on the amount of the Total Commitment so terminated, accrued through the date of such termination.

Section 2.7 Loans

(a) Each Borrowing made by the Company on any date shall be (i) in the case of Competitive Loans, in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000 and (ii) in the case of Committed Loans, in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $10,000,000. Competitive Loans shall be made by the Banks in accordance with Section 2.2(d), and Committed Loans shall be made by the Banks ratably in accordance with their respective Commitments on the Borrowing Date of the Committed Borrowing; provided, however, that the failure of any Bank to make any Loan shall not in itself relieve any other Bank of its obligation to lend hereunder.

(b) Each Competitive Loan shall be a Eurodollar Loan or a Fixed Rate Loan, and each Committed Loan shall be a Eurodollar Loan or an Alternate Base Loan, as the Company

may request subject to and in accordance with Section 2.2, Section 2.3 or Section 2.4(b), as applicable. Each Bank may at its option make any Eurodollar Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement or increase the Company’s obligations to such Bank hereunder. Loans of more than one interest rate option may be outstanding at the same time; provided, however, that the Company shall not be entitled to request any Loan which, if made, would result in an aggregate of more than ten separate Interest Periods being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c) Subject to Section 2.4, each Bank shall make its portion of each Competitive Borrowing and each Committed Borrowing on the proposed Borrowing Date thereof by paying the amount required to the Administrative Agent at the Principal Office in immediately available funds not later than 1:00 p.m., New York City time, and the Administrative Agent shall by 2:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Company with the Administrative Agent or, if Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Banks as soon as practicable; provided, however, if and to the extent the Administrative Agent fails to return any such amounts to a Bank on the Borrowing Date for such Borrowing, the Administrative Agent shall pay interest on such unreturned amounts, for each day from such Borrowing Date to the date such amounts are returned to such Bank, at the Federal Funds Effective Rate.

(d) The outstanding principal amount of each Competitive Loan shall be due and payable on the last day of the Interest Period applicable to such Competitive Loan, and the outstanding principal balance of each Committed Loan shall be due and payable on the Termination Date.

Section 2.8 Loan Accounts

(a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. Absent manifest error, the loan accounts or records maintained by the Administrative Agent and each Bank shall be prima facie evidence of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon the request of any Bank made through the Administrative Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts, and upon any such request the Company shall execute and deliver such Notes to such Bank. Each such Bank shall, and is hereby authorized by the Company to, endorse on the schedule attached to the relevant Note held by such Bank (or on a continuation of such schedule attached to each such Note and made a part thereof) or in its records relating to such Note an appropriate notation evidencing the date and amount of each Competitive Loan or Committed Loan, as applicable, of such Bank, each payment or prepayment of principal of any Competitive Loan or Committed Loan, as applicable, and the other information provided for on such schedule. The failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Company to repay the Competitive Loans or Committed Loans, as applicable, made by such Bank in accordance with the terms of the relevant Note.

Section 2.9 Interest on Loans

(a) Subject to the provisions of Section 2.10, each Eurodollar Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBO Rate for the Interest Period in effect for such Loan (A) plus or minus, as the case may be, in the case of each Competitive Loan, the Margin specified by a Bank with respect to such Loan in its Competitive Bid submitted pursuant to Section 2.2(b) or (B) plus in the case of each Committed Loan, the Applicable Rate. Interest on each Eurodollar Loan shall be payable on each Interest Payment Date applicable thereto. The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b) Subject to the provisions of Section 2.10, each Alternate Base Loan shall bear interest at the rate per annum equal to the Alternate Base Rate plus the Applicable Rate (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; if the Alternate Base Rate is based on the LIBO Rate or the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days). Interest on each Alternate Base Loan shall be payable on each Interest Payment Date applicable thereto. The applicable Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Bank making such Loan and accepted by the Company pursuant to Section 2.2. Interest on each Fixed Rate Loan shall be payable on each Interest Payment Date applicable thereto.

(d) The Company shall pay to the Administrative Agent for the account of each Bank that has made a Eurodollar Loan to the Company, so long as such Bank shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each such Eurodollar Loan of such Bank, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum for such number of days during the Interest Period for such Loan as shall be pertinent equal to the remainder obtained by subtracting (i) the LIBO Rate for such Interest Period from (ii) the rate obtained by dividing such LIBO Rate referred to in clause (i) above by that percentage equal to 100% minus the Reserve Percentage of such Bank for such Interest Period, payable on the next Interest Payment Date applicable to such Loan. Such additional interest shall be determined by such Bank as, if and to the extent incurred, and shall be payable as aforesaid upon notification thereof by such Bank to the Company through the Administrative Agent. Each determination by a Bank of additional interest under this Section 2.9(d) shall be conclusive and binding for all purposes in the absence of manifest error.

Section 2.10 Interest on Overdue Amounts. If the Company shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, the Company shall on demand from time to time pay interest, to the extent permitted by Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (i) in the case of the principal amount of any Eurodollar Loan or any Competitive Loan, 2% above the rate otherwise applicable thereto and (ii) in all other cases, the Agreed Maximum Rate (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; if the Alternate Base Rate is based on the LIBO Rate or the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days).

Section 2.11 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan that is a Committed Loan, the Administrative Agent shall have determined that dollar deposits in the amount of the requested principal amount of such Eurodollar Loan are not generally available in the Eurodollar Interbank Market, or that dollar deposits are not generally available in the Eurodollar Interbank Market for the requested Interest Period, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Majority Banks of making or maintaining such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Company and the Banks. In the event of any such determination, any request by the Company for a Eurodollar Loan that is a Committed Loan shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for an Alternate Base Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

Section 2.12 Prepayment of Loans

(a) Prior to the Termination Date, the Company shall have the right at any time to prepay any Committed Borrowing, in whole or in part, subject to the requirements of Section 2.15 or Section 2.16 but otherwise without premium or penalty, upon at least five Business Days prior written notice to the Administrative Agent; provided, however, that each such partial prepayment shall be in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000. Each notice of prepayment shall specify the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Company to prepay such Borrowing by the amount stated therein. The Company shall not have the right to prepay any Competitive Borrowing.

(b) On the date of any termination or reduction of the Total Commitment pursuant to Section 2.6(a), the Company shall pay or prepay so much of the Loans as shall be necessary in order that the sum of (x) the aggregate principal amount of the Loans outstanding and (y) the L/C Obligations will not exceed the Total Commitment following such termination or reduction. Subject to the foregoing, any such payment or prepayment shall be applied to such Borrowing or Borrowings as the Company shall select. All prepayments under this paragraph shall be subject to Section 2.15 and Section 2.16.

(c) All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

Section 2.13 Reserve Requirements; Change in Circumstances

(a) Notwithstanding any other provision herein, if after the date of this Agreement any Regulatory Change (i) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan or Fixed Rate Loan made by such Bank or any other fees or amounts payable hereunder (other than (x) Taxes imposed on or measured by the capital, receipts or franchises of such Bank or the overall gross or net income of such Bank by the jurisdiction in which such Bank has its principal office or by any political subdivision or taxing authority therein (or any Tax which is enacted or adopted by such jurisdiction, political subdivision, or taxing authority as a direct substitute for any such Taxes) or (y) any Tax, assessment, or other governmental charge that would not have been imposed but for the failure of any Bank to comply with any certification, information, documentation, or other reporting requirement), (ii) shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement with respect to any Eurodollar Loan against assets of, deposits with or for the account of, or credit extended by, such Bank under this Agreement (without duplication of any amounts paid pursuant to Section 2.9(d)), or (iii) with respect to any Eurodollar Loan, shall impose on such Bank or the Eurodollar Interbank Market any other condition affecting this Agreement or any Eurodollar Loan made by such Bank, and the result of any of the foregoing shall be to materially increase the actual cost to such Bank of maintaining its Commitment or of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to materially reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest, or otherwise) in respect thereof, then the Company shall pay to the Administrative Agent for the account of such Bank, within ten days following delivery to the Company of the certificate specified in paragraph (c) below by such Bank, such additional amount or amounts as will reimburse such Bank for such increase or reduction to such Bank to the extent reasonably allocable to this Agreement.

(b) If any Bank shall have determined in good faith that any Regulatory Change regarding capital adequacy or compliance by any Bank (or its parent or any lending office of such Bank) with any request or directive issued subsequent to the Effective Date regarding capital adequacy (whether or not having the force of Law) of any Tribunal, monetary authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s (or its parent’s) capital as a consequence of its obligations hereunder to a level below that which such Bank (or its parent) could have achieved but for such Regulatory Change, or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, the Company shall pay to the Administrative Agent for the account of such Bank, within ten days following delivery to the Company of the certificate specified in paragraph (c) below by such Bank, such additional amount or amounts as will reimburse such Bank (or its parent) for such reduction.

(c) Each Bank shall notify the Company of any event occurring after the date hereof entitling such Bank to compensation under paragraph (a) or (b) of this Section 2.13 (together with a good faith estimate of the amounts it would be entitled to claim in respect of such event) as promptly as practicable, but in any event on or before the date which is 60 days after the related Regulatory Change or other event; provided that (i) if such Bank fails to give such notice by such date, such Bank shall, with respect to compensation payable pursuant to paragraph (a) or (b) of this Section 2.13 in respect of any costs resulting from such Regulatory Change or other event, only be entitled to payment under paragraph (a) or (b) of this Section 2.13 for costs incurred from and after the date of such notice and (ii) such Bank will take such reasonable actions, if any (including the designation of a different Applicable Lending Office for the Loans of such Bank affected by such event) to avoid the need for, or reduce the amount of, such compensation so long as such actions will not, in the reasonable opinion of such Bank, be materially disadvantageous to such Bank. A certificate of a Bank setting forth in reasonable detail (i) the Regulatory Change or other event giving rise to any costs, (ii) such amount or amounts as shall be necessary to reimburse such Bank (or participating banks or other entities pursuant to Section 9.11) as specified in paragraph (a) or (b) of this Section 2.13, as the case may be, and (iii) the calculation of such amount or amounts, shall be delivered to the Company (with a copy to the Administrative Agent) promptly after such Bank determines it is entitled to payment under this Section 2.13, and shall be conclusive and binding absent manifest error. In preparing such certificate, such Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

(d) In the event any Bank shall seek payment pursuant to this Section 2.13 or the events contemplated under Section 2.11 or Section 2.14 shall have occurred with respect to any Bank, the Company may, provided no Event of Default has occurred and is continuing, give notice to such Bank (with copies to the Agents) that it wishes to seek one or more assignees (which may be one or more of the Banks, but which may not be a Person who would be entitled at such time to claim payment pursuant to this Section 2.13 or with respect to which any of the events contemplated under Section 2.11 or Section 2.14 would exist at such time if such Person were a Bank under this Agreement) to assume the Commitment of such Bank and to purchase its outstanding Loans and Notes (if any). Each Bank requesting payment pursuant to this Section 2.13, or with respect to which any of the events contemplated under Section 2.11 or Section 2.14 have occurred, agrees to sell its Commitment, Loans, Notes (if any), and interest in this Agreement and the other Loan Papers pursuant to Section 9.11(c) to any such assignee approved by the Company and the Administrative Agent for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on such Loans and Notes (if any) plus all other fees and amounts (including, without limitation, any payment claimed by such Bank under this Section, 2.13 and as to which such Bank has delivered the certificate required by Section 2.13(c) on or before the date such Commitment, Loans, and Notes (if any) are purchased) due such Bank hereunder calculated, in each case, to the date such Commitment, Loans, Notes (if any) and interest are purchased, whereupon such Bank shall have no further Commitment or other obligation to the Company hereunder or under any other Loan Paper.

(e) Notwithstanding anything herein to the contrary, no Bank or participant shall be entitled to any payment under this Section 2.13 with respect to any Competitive Loan.

(f) Without prejudice to the survival of any other obligations of the Company hereunder, the obligations of the Company under this Section 2.13 shall survive for one year after the termination of this Agreement and/or the payment or assignment of any of the Loans or Notes.

Section 2.14 Change in Legality

(a) Notwithstanding anything to the contrary herein contained, if any Regulatory Change shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations in respect of Eurodollar Loans as contemplated hereby, then, by prompt written notice to the Company and to the Administrative Agent, such Bank may:

(i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon the Company shall be prohibited from requesting Eurodollar Loans from such Bank hereunder unless such declaration is subsequently withdrawn; and

(ii) if such unlawfulness shall be effective prior to the end of any Interest Period of an outstanding Eurodollar Loan, require that all outstanding Eurodollar Loans with such Interest Periods made by it be converted to Alternate Base Loans, in which event (A) all such Eurodollar Loans shall be automatically converted to Alternate Base Loans as of the effective date of such notice as provided in paragraph (b) below and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Alternate Base Loans resulting from the conversion of such Eurodollar Loans.

(b) For purposes of this Section 2.14, a notice to the Company (with a copy to the Administrative Agent) by any Bank pursuant to paragraph (a) above shall be effective on the date of receipt thereof by the Company. Any Bank having furnished such a notice agrees to withdraw the same promptly following any Regulatory Change that makes it lawful for such Bank to make and maintain Eurodollar Loans.

(c) If, with respect to any Bank, a condition arises or an event occurs which would, or would upon the giving of notice, result in the payment of amounts pursuant to Section 2.13 or permit such Bank, pursuant to this Section 2.14, to suspend its obligation to make Eurodollar Loans, such Bank, promptly upon becoming aware of the same, shall notify the Company thereof and shall take such steps as may reasonably be available to it (including, without limitation, changing its Applicable Lending Office) to mitigate the effects of such condition or event, provided that such Bank shall be under no obligation to take any step that, in its good faith opinion, would (a) result in its incurring any additional costs in performing its obligations hereunder and under any outstanding Loan (unless the Company has notified such Bank of the Company’s agreement to reimburse it for the same) or (b) be otherwise adverse to such Bank in a material respect.

Section 2.15 Indemnity. The Company shall indemnify each Bank against any loss or reasonable expense which such Bank may sustain or incur as a consequence of (a) any failure by the Company to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Company to borrow hereunder after a Notice of Committed Borrowing pursuant to Article II has been given or after Competitive Bids have been accepted, (c) any payment, prepayment, or conversion of a Eurodollar Loan or Fixed Rate Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period for any reason, including without limitation the acceleration of outstanding Loans as a result of any Event of Default or (d) any failure by the Company for any reason (including without limitation the existence of a Default or an Event of Default) to pay, prepay or convert a Eurodollar Loan on the date for such payment, prepayment or conversion, specified in the relevant notice of payment, prepayment or conversion under this Agreement. The indemnity of the Company pursuant to the immediately preceding sentence shall include, but not be limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan or Fixed Rate Loan. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as reasonably determined by each Bank of (i) its cost of obtaining the funds for the Loan being paid, prepaid, or converted or not borrowed, paid, prepaid or converted (based on the LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment, or conversion or failure to borrow, pay, prepay or convert to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, pay, prepay or convert, the Interest Period for the Loan which would have commenced on the date of such failure to borrow, pay, prepay or convert) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, or converted or not borrowed, paid, prepaid or converted for such period or Interest Period, as the case may be. A certificate of each Bank setting forth any amount or amounts and, in reasonable detail, the computations thereof, which such Bank is entitled to receive pursuant to this Section 2.15 shall be delivered to the Company (with a copy to the Administrative Agent) and shall be conclusive, if made in good faith, absent manifest error. The Company shall pay to the Administrative Agent for the account of each Bank the amount shown as due on any certificate within 30 days after its receipt of the same.

Section 2.16 Pro Rata Treatment. Except as permitted under Section 2.9(d), Section 2.13(c) and Section 2.15 with respect to interest, (a) each payment or prepayment of principal and each payment of interest with respect to a Competitive Borrowing (at a particular Competitive Bid Rate) or a Committed Borrowing shall be made pro rata among the Banks in accordance with the respective principal amounts of the Loans extended by each Bank, if any, with respect to such Competitive Borrowing or Committed Borrowing, and (b) conversions of Committed Loans to Committed Loans of another Type, continuations of Committed Loans that are Eurodollar Loans from one Interest Period to another Interest Period, refinancings of Competitive Loans with Committed Loans, and Committed Loans which are not refinancings of other Loans shall be made pro rata among the Banks in accordance with their respective Commitments.

Section 2.17 Sharing of Setoffs. Each Bank agrees that if it shall through the exercise of a right of banker’s lien, setoff, or counterclaim against the Company (pursuant to Section 9.6 or otherwise), including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable Debtor Relief Law or otherwise, obtain payment (voluntary or involuntary) in respect of the Committed Loans held by it (other than pursuant to Section 2.9(d), Section 2.13, or Section 2.15) as a result of which the unpaid principal portion of the Committed Loans held by it shall be proportionately less than the unpaid principal portion of the Committed Loans held by any other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Committed Loans held by such other Bank, so that the aggregate unpaid principal amount of the Committed Loans and participations in Committed Loans pursuant to this Section 2.17 held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Committed Loans then outstanding as the principal amount of the Committed Loans held by it prior to such exercise of banker’s lien, setoff, or counterclaim was to the principal amount of all Committed Loans outstanding prior to such exercise of banker’s lien, setoff, or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Company expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Committed Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff, or counterclaim with respect to any and all moneys owing by the Company to such Bank as fully as if such Bank had made a Committed Loan directly to the Company in the amount of such participation.

Section 2.18 Payments

(a) The Company shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon (New York City time) on the day when due in dollars to the Administrative Agent at its Principal Office for the account of the Banks, in federal or other immediately available funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal of or interest on Committed Loans (other than pursuant to Section 2.9(d), Section 2.13, and Section 2.15) or Commitment Fees ratably to the Banks and like funds relating to the payment of any other amount (including, without limitation, payments of principal or interest on Competitive Loans which are not made ratably to the Banks) payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in all such cases be included in the computation of payment of interest or Commitment Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of a Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(c) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(d) (i) Except as expressly provided in this Section 2.18 or Section 2.19, all payments (whether of principal, interest, fees, reimbursements, or otherwise) by the Company under this Agreement shall be made without setoff or counterclaim and shall be made free and clear of and without deduction for any present or future Tax, levy, impost, or any other charge, if any, of any nature whatsoever now or hereafter imposed by any Tribunal. Except as otherwise provided in this Section 2.18 or Section 2.19, if the making of such payments by the Company is prohibited by Law, unless such a Tax, levy, impost, or other charge is deducted or withheld therefrom, the Company shall pay to the Administrative Agent, on the date of each such payment, such additional amounts (without duplication of any other amounts required to be paid by the Company pursuant to Section 2.13) as may be necessary in order that the net amounts received by the Banks after such deduction or withholding shall equal the amounts which would have been received if such deduction or withholding were not required. The Company shall confirm that all applicable Taxes, if any, imposed on this Agreement or transactions hereunder shall have been properly and legally paid by it to the appropriate taxing authorities by sending official Tax receipts or notarized copies of such receipts to the Administrative Agent within 30 days after payment of any applicable Tax.

(ii) The Company shall indemnify the Administrative Agent, each Bank and the Issuing Bank, within 30 days after demand therefor, for the full amount of Taxes (including, without limitation, any Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18 and Section 2.19) payable by the Administrative Agent, such Bank (or its beneficial owner) or the Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Tribunal. A certificate as to the amount of such payment or liability delivered to the Company by a Bank or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive, if made in good faith, absent manifest error.

(iii) Each Bank shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Taxes attributable to such Bank that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. For the avoidance of doubt, there shall be no double recovery under this paragraph where the indemnified party has been indemnified for the same loss under a separate provision of the agreement.

The provisions of this Section 2.18(d) shall survive the termination of this Agreement and/or the payment or assignment of any of the Loans or Notes.

Section 2.19 Tax Forms. Any Bank that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Papers shall deliver to the Company (with a copy to the Administrative Agent), at the time or times requested by the Company or the Administrative Agent or as otherwise required by law, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Law or requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding Tax other than the U.S. federal withholding Tax, the completion, execution and submission of such forms shall not be required if in the Bank’s good faith judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense, unless indemnified by the Company in an amount reasonably satisfactory to such Bank, or would materially prejudice the legal or commercial position of such Bank.

Without limiting the generality of the foregoing, any Bank organized under the Laws of a jurisdiction outside the United States (a “Foreign Bank”) shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:

(a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(b) duly completed copies of Internal Revenue Service Form W-8ECI,

(c) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit I to the effect that (i) such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Bank (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(d) to the extent a Foreign Bank is not the beneficial owner (for example, where the Foreign Bank is a partnership or participating Bank granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Bank is a partnership (and not a participating Bank) and one or more beneficial owners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(e) any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Each Bank agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in Section 2.18 or this Section 2.19, unless the Company and the Administrative Agent have received such forms or such documents indicating that payments hereunder are not subject to United States withholding Tax, the Company or the Administrative Agent (after notice from the Administrative Agent to such Bank of such non-receipt) shall withhold Taxes from such payments at the applicable statutory rate (or any reduced applicable Tax treaty rate) in the case of payments to or for any Bank organized under the Laws of a jurisdiction outside the United States; provided that, should a Foreign Bank which is otherwise exempt from or subject to a reduced rate of withholding Tax become subject to Taxes because of its failure to deliver a form required pursuant to this Section 2.19, the Company shall take such steps as such Foreign Bank shall reasonably request to assist such Foreign Bank to recover such Taxes at the cost and expense of such Bank.

The provisions of this Section 2.19 shall survive the termination of this Agreement and/or the payment or assignment of any of the Loans or Notes.

Section 2.20 Calculation of LIBO Rates. The provisions of this Agreement relating to calculation of the LIBO Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate, it being understood that each Bank shall be entitled to fund and maintain its funding of all or any part of a Eurodollar Loan as it sees fit. All such determinations hereunder, however, shall be made as if each Bank had actually funded and maintained funding of each Eurodollar Loan through the purchase in the Eurodollar InterBank Market of one or more eurodollar deposits in an amount equal to the principal amount of such Loan and having a maturity corresponding to the Interest Period for such Loan.

Section 2.21 Booking Loans. Subject to Section 2.19, any Bank may make, carry, or, transfer Loans at, to, or for the account of any of its branch offices or the office of any Affiliate.

Section 2.22 Quotation of Rates. It is hereby acknowledged that the Company may call the Administrative Agent on or before the date on which notice of a Borrowing is to be delivered by the Company in order to receive an indication of the rate or rates then in effect, but that such projection shall not be binding upon the Administrative Agent or any Bank nor affect the rate of interest which thereafter is actually in effect when the election is made.

Section 2.23 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, the Administrative Agent shall deliver written notice to such effect, upon the Administrative Agent’s obtaining knowledge of such event, to the Company and such Defaulting Bank, and the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Commitment Fees shall cease to accrue with respect to the Commitment of such Defaulting Bank pursuant to Section 2.5.

(b) The Commitment and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank.

(c) If any L/C Obligations exist at the time a Bank becomes a Defaulting Bank, then:

(i) all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Banks ratably in accordance with their respective Commitments but only to the extent that (x) the sum of all non-Defaulting Banks’ Revolving Credit Exposures does not then exceed the total of all non-Defaulting Banks’ Commitments and (y) the conditions set forth in Section 4.4 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent cash collateralize the percentage such Defaulting Bank’s Commitment represents of the Total Commitment of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.2 for so long as such L/C Obligations are outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Bank’s L/C Obligations pursuant to this Section 2.23(c), the Company shall not be required to pay any fees to such Defaulting Bank pursuant to Section 3.3 with respect to such Defaulting Bank’s portion of the L/C Obligations during the period of such collateralization;

(iv) if the L/C Obligations of the non-Defaulting Banks are reallocated pursuant to this Section 2.23(c), then the fees payable to the Banks pursuant to Section 3.3 shall be adjusted ratably in accordance with their respective Commitments; and

(v) if any Defaulting Bank’s L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 2.23(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Bank hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.3 with respect to such Defaulting Bank’s L/C Obligations shall be payable to the applicable Issuing Bank until such L/C Obligations are cash collateralized and/or reallocated.

(d) So long as any Bank is a Defaulting Bank, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with this Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.23(c)(i) (and Defaulting Banks shall not participate therein).

(e) Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 2.17, but excluding amounts payable pursuant to Section 2.24) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the

Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to the Issuing Bank hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank, held in such account as cash collateral for future funding obligations of the Defaulting Bank in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Bank in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Banks or an Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank or such Issuing Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of any drafts paid by an Issuing Bank under any Letters of Credit which a Defaulting Bank has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.4 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank.

In the event that the Administrative Agent, the Issuing Bank and the Company each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank or upon receipt by the Administrative Agent of the confirmation referred to in clause (c) of the definition of “Defaulting Bank”, as applicable, then on such date such Bank shall purchase at par such portion of the Loans of the other Banks (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans ratably in accordance with its Commitment.

Section 2.24 Mitigation Obligations; Replacement of Banks.

(a) If any Bank requests compensation under Section 2.13 or 2.18(d), or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.13 or 2.18(d), then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.18(d) in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) If any Bank requests compensation under Section 2.13 or 2.18(d), or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.13 or 2.18(d), or if any Bank becomes a Defaulting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.10), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it)

to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in any drafts paid by an Issuing Bank under any Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or 2.18(d) or payments required to be made pursuant to Section 2.13 or 2.18(d), such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE III

LETTERS OF CREDIT

Section 3.1 L/C Commitment

(a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Banks set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company on any Business Day on and after the Effective Date and until the termination of the Commitment of the Issuing Bank in accordance with the terms hereof, in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the excess of the Total Commitment over the aggregate amount of Loans and L/C Obligations then outstanding would be less than zero. Each Letter of Credit shall (i) be denominated in dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Original Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Laws.

Section 3.2 Procedure for Issuance of Letter of Credit. The Company may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Company. The Issuing Bank shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Banks, notice of the issuance of each Letter of Credit (including the amount thereof).

Section 3.3 Fees and Other Charges

(a) The Company will pay to the Administrative Agent for the ratable benefit of the Banks on each Quarterly Payment Date after the issuance date and on the Termination Date a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect with respect to Eurodollar Loans. In addition, the Company shall pay to the Issuing Bank for its own account a fronting fee at a per annum rate separately agreed upon between the Company and the Issuing Bank (which fee, in the case of JPMorgan Chase Bank, N.A., is reflected in the fee letter dated August 5, 2009, between the Company and JPMorgan Chase Bank, N.A. and, in the case of Citibank, N.A., is reflected in the fee letter dated August 5, 2009, between the Company and Citibank, N.A.) on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Quarterly Payment Date after the issuance date and on the Termination Date. Fees payable pursuant this Section 3.3(a) shall be calculated on the basis of a 360-day year for the actual days elapsed.

(b) In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.4 L/C Participations

(a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest, equal to the percentage which such L/C Participant’s Commitment represents of the Total Commitment, in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand a fraction of the amount of such draft, or any part thereof, that is not so reimbursed, equal to the percentage which such L/C Participant’s Commitment represents of the Total Commitment.

(b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such

L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Alternate Base Loans. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

Section 3.5 Reimbursement Obligation of the Company. If any draft is paid under any Letter of Credit, the Company shall reimburse the Issuing Bank for the amount of (a) the draft so paid and (b) any Taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Company receives such notice. Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (y) thereafter, Section 2.10.

Section 3.6 Obligations Absolute. The Company’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Company also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Company’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank. The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank to the Company.

Section 3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

Section 3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1 Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated (unless otherwise indicated) the Effective Date:

(i) Officer’s Certificates dated the Effective Date certifying, inter alia, (i) true and correct copies of resolutions adopted by the Board of Directors or Executive Committee, as appropriate, of the Company authorizing the Company to borrow and effect other transactions hereunder, (ii) a true and correct copy of the Company’s bylaws in effect on the date hereof, (iii) the incumbency and specimen signatures of the Persons executing any documents on behalf of the Company, (iv) the truth of the representations and warranties made by the Company in this Agreement (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (v) the absence of the occurrence and continuance of any Default or Event of Default.

(ii) A copy of the Company’s charter and all amendments thereto, accompanied by certificates that such copy is correct and complete, one certificate dated within a reasonable time prior to the Effective Date and issued by the Secretary of State of Texas and one certificate dated the Effective Date and executed by the corporate secretary or assistant secretary of the Company.

(iii) Certificates (dated within twenty days prior to the Effective Date) of existence and good standing of the Company from appropriate officials of Texas.

(iv) The written opinions of internal and outside counsel to the Company and counsel to the Agents, substantially in the form set out in Exhibits E-1, E-2 and E-3, respectively, each dated the Effective Date.

(v) An Administrative Questionnaire (dated any date prior to the Effective Date) completed by each Bank which is a party hereto on the Effective Date.

(vi) Such other agreements, documents, instruments, opinions, certificates, and evidences as the Administrative Agent may reasonably request prior to the Effective Date.

(b) Any fees required to be paid on or before the Effective Date shall have been paid.

(c) The commitments under the Existing Credit Agreement shall have been terminated and all amounts owing thereunder shall have been paid in full. Each party hereto that is also a party to the Existing Credit Agreement hereby waives any requirement under the Existing Credit Agreement of advance notice for any such termination or payment.

Section 4.2 Conditions Precedent to Each Committed Borrowing. The obligation of each Bank to make a Committed Loan on the occasion of any Committed Borrowing (including the initial Committed Borrowing, but excluding any Committed Borrowing used exclusively to finance the payment of any Reimbursement Obligation) shall be subject to the further conditions precedent that on the date of such Committed Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Committed Borrowing and the acceptance by the Company of the proceeds of such Committed Borrowing shall constitute a representation and warranty by the Company that on the date of such Committed Borrowing such statements are true):

(a) The representations and warranties contained in Article V (except the last sentence of Section 5.2 and except Section 5.5) are correct in all material respects on and as of the date of such Committed Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), before and after giving effect to such Committed Borrowing, as though made on and as of such date;

(b) No event has occurred and is continuing, or would result from such Committed Borrowing, which constitutes either a Default or an Event of Default; and

(c) Following the making of such Committed Borrowing and all other Borrowings to be made on the same day under this Agreement, the sum of the aggregate principal amount of all Loans then outstanding and of the L/C Obligations shall not exceed the Total Commitment.

Section 4.3 Conditions Precedent to Each Competitive Borrowing. The obligation of each Bank to make a Competitive Loan as part of a Competitive Borrowing (including the initial Competitive Borrowing) is subject to the further conditions precedent that (a) the Administrative Agent shall have received a Competitive Bid Request with respect thereto, and (b) on the date of such Competitive Borrowing the following statements shall be true (and each of the giving of the applicable Competitive Bid Request and the acceptance by the Company of the proceeds of such Competitive Borrowing shall constitute a representation and warranty by the Company that on the date of such Competitive Borrowing such statements are true):

(a) The representations and warranties contained in Article V (except the last sentence of Section 5.2 and except Section 5.5) are correct in all material respects on and as of the date of such Competitive Borrowing (or if any such representation or warranty is expressly stated to have teen made as of a specific date, as of such specific date), before and after giving effect to such Competitive Borrowing, as though made on and as of such date;

(b) No event has occurred and is continuing, or would result from such Competitive Borrowing, which constitutes either a Default or an Event of Default; and

(c) Following the making of such Competitive Borrowing and all other Borrowings to be made on the same day under this Agreement, the sum of the aggregate principal amount of all Loans then outstanding and of the L/C Obligations shall not exceed the Total Commitment.

Section 4.4 Conditions Precedent to Each Letter of Credit Issuance. The obligation of the Issuing Bank to issue a Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that on the date of the issuance of such Letter of Credit the following statements shall be true (and each delivery of an Application by the Company shall constitute a representation and warranty by the Company that on the date of such Application such statements are true):

(a) The representations and warranties contained in Article V (except the last sentence of Section 5.2 and except Section 5.5) are correct in all material respects on and as of the date of the issuance of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), before and after giving effect to such issuance, as though made on and as of such date;

(b) No event has occurred and is continuing, or would result from the issuance of such Letter of Credit, which constitutes either a Default or an Event of Default; and

(c) Following the issuance of such Letter of Credit and the making of any Borrowings to be made on the same day under this Agreement, the sum of the aggregate principal amount of all Loans then outstanding and of the L/C Obligations shall not exceed the Total Commitment.

Section 4.5 Legal Details. All documents executed or submitted pursuant hereto by the Company shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel. The Administrative Agent shall, promptly following satisfaction of the conditions specified in Section 4.1, notify the Company and each of the Banks of such satisfaction and the date of the Effective Date. The Administrative Agent and its counsel shall receive all information, and such counterpart originals or certified or other copies of such materials, as they may reasonably deem necessary or appropriate. All legal matters incident to the transactions contemplated by this Agreement (including without limitation matters arising from time to time as a result of changes occurring with respect to any Laws) shall be reasonably satisfactory to counsel to the Administrative Agent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agents and Banks as follows:

Section 5.1 Organization, Authority and Qualifications

(a) The Company and each of its Material Subsidiaries is a Person duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization;

(b) The Company has the corporate power and authority to execute, deliver, and perform this Agreement and the other Loan Papers and to borrow hereunder;

(c) On the Effective Date, the Company and each of its Material Subsidiaries is duly qualified as a foreign Person to do business and is in good standing in every jurisdiction where the character of its Properties or nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect; and

(d) On the Effective Date, the Company has no Material Subsidiaries.

Section 5.2 Financial Statements. The Current Financials present fairly the consolidated financial position of the Company and its Subsidiaries on the date thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the period then ended, all in conformity with GAAP. Except for transactions related to or contemplated by the Loan Papers and transactions disclosed in Forms 10-Q and 8-K that the Company shall have filed with the Securities and Exchange Commission before the Effective Date, there has been no Material Adverse Change since December 31, 2008.

Section 5.3 Compliance with Agreement and Laws. On the Effective Date, neither the Company nor any of its Material Subsidiaries is in default in any material respect under the provisions of any instrument evidencing any material obligation, indebtedness, or liability of the Company or any of its Material Subsidiaries or of any agreement relating thereto. Neither the Company nor any of its Material Subsidiaries is in violation of any Law, which default or violation would have a Material Adverse Effect.

Section 5.4 Authorization; No Breach; and Valid Agreements. The execution, delivery, and performance of this Agreement, the borrowings hereunder, and the execution, delivery, and performance of the other Loan Papers by the Company have been duly authorized by all requisite corporate action on the part of the Company and will not violate its charter or bylaws and will not violate any Law or any order of any Tribunal, and will not conflict with, result in a breach of the provisions of or constitute a default under, or result in the imposition of any Lien upon the Property of the Company pursuant to the provisions of, any material loan agreement, credit agreement, indenture, mortgage, deed of trust, franchise, permit, license, note, contract, or other material agreement or instrument to which the Company is now a party. The Loan Papers that include obligations of the Company are the valid and binding obligations of the Company and are enforceable in accordance with their respective terms.

Section 5.5 Litigation and Judgments. Except as previously disclosed to the Administrative Agent in writing, neither the Company nor any of its Subsidiaries is either party to or aware of the threat of any Litigation which has, in the Company’s opinion, a reasonable probability of success and which, if determined adversely to the Company or such Subsidiary, would have a Material Adverse Effect. To the knowledge of the Company, on the Effective Date there is no outstanding unsatisfied money judgment against the Company or any of its Subsidiaries in an amount in excess of $50,000,000, and there are no outstanding unsatisfied money judgments against the Company or any of its Subsidiaries which individually or in the aggregate have or would have a Material Adverse Effect.

Section 5.6 Ownership of Properties. The Company and each of its Material Subsidiaries has good and marketable title (except for Permitted Liens) to all of the Pool Assets, and owns or has valid leasehold (or, in the case of Intellectual Property, license) interests in all of its other material Properties which are owned or used in connection with its business.

Section 5.7 Taxes. To the extent that failure to do so would have a Material Adverse Effect, the Company and each of its Material Subsidiaries has filed all Tax returns or reports required of it and has paid all Tax liability shown thereon as due to the extent the same has become due and before it may have become delinquent (except to the extent being contested in good faith by appropriate proceedings and for which adequate reserves have been established). As of the Effective Date, the federal income tax liability of the Company and its Subsidiaries has been audited by the Internal Revenue Service and has been finally determined and satisfied for all taxable years up to and including the taxable year ended December 31, 2004.

Section 5.8 Approvals Required. Neither the execution and delivery of this Agreement and the other Loan Papers by the Company, nor the consummation by the Company of any of the transactions contemplated hereby or thereby requires the consent or approval of, the giving of notice to, or the registration, recording, or filing of any document with, or the taking of any other action in respect of any Tribunal except for the routine filing of copies of this Agreement and certain other Loan Papers with the Securities and Exchange Commission, except for any of the foregoing required of any Bank or Agent.

Section 5.9 Business; Status as Air Carrier. The Company is an air carrier engaged in scheduled air transportation and is in all material respects duly qualified and licensed under all applicable Laws to carry on its business as a scheduled airline currently subject to regulation by the Federal Aviation Administration and the Department of Transportation.

Section 5.10 ERISA Compliance. The Company is in compliance in all material respects with ERISA and the rules and regulations thereunder. No Plan of the Company has materially failed to satisfy the “minimum funding standards” of ERISA or is in “at risk” status (within the meaning of ERISA).

Section 5.11 Insurance. The Company maintains with insurance companies or associations of recognized responsibility (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its Properties and businesses against such casualties and contingencies and of such types and in such amounts (and with co-insurance, self-insurance and deductibles) as is customary in the case of same or similar businesses.

Section 5.12 Purpose of Loan. The proceeds of the Loans will be used for general corporate purposes, including acquisitions, and no part of the proceeds of any Loan will be used for any purpose which would violate, or be inconsistent with, any of the margin regulations of the Board.

Section 5.13 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 General. As of the Effective Date, there is no material fact or condition relating to the Loan Papers or the financial condition and business of the Company and its Subsidiaries which has a Material Adverse Effect and which has not been related, in writing, to the Administrative Agent, other than industry-wide risks in the ordinary course of business associated with the types of business conducted by the Company and its Subsidiaries. All writings exhibited or delivered to any of the Agents and Banks by or on behalf of the Company are and will be genuine and in all material respects what they purport and appear to be.

ARTICLE VI

COVENANTS

So long as the Company may borrow hereunder and until the Obligations have been paid in full, the Company covenants as follows:

Section 6.1 Performance of Obligations. The Company shall duly and punctually pay and perform each of the Obligations under this Agreement and the other Loan Papers under which the Company has Obligations.

Section 6.2 Compliance with Laws. The Company shall comply, and shall cause each of its Material Subsidiaries to comply, in all material respects with all applicable Laws, except for any noncompliance which individually or in the aggregate would not have a Material Adverse Effect, and such compliance shall include, without limitation, paying before the same become delinquent all Taxes imposed upon the Company or any of its Material Subsidiaries or its or their Properties, except to the extent contested diligently and in good faith by proper proceedings, and for which adequate reserves are established in accordance with GAAP.

Section 6.3 Maintenance of Existence, Licenses and Franchises: Compliance With Agreements. Except to the extent otherwise permitted in Article VI, the Company shall maintain, and shall cause each of its Material Subsidiaries to maintain, its existence, and the Company shall preserve and maintain, and shall cause each of its Material Subsidiaries to preserve and maintain, all material licenses, privileges, franchises, certificates, authorizations, and other permits and agreements necessary for the operation of its business. The Company shall comply, and shall cause each of its Material Subsidiaries to comply, with all material agreements binding on it or affecting its properties or business, except for any noncompliance which individually or in the aggregate would not have a Material Adverse Effect.

Section 6.4 Maintenance of Properties. The Company shall, and shall cause each of its Material Subsidiaries to, cause all of its Properties used or useful in the conduct of its business to be maintained and kept in good condition, repair, and working order, and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments, and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. Subject to the provisions of this Section 6.4, the Company shall, at its expense, maintain, service, repair, overhaul, improve, and rebuild the Aircraft so as to keep all Aircraft in as good a condition as presently exists or as when acquired by the Company if any Aircraft are hereafter acquired (in each case, ordinary wear and tear excepted), and as required to meet, no later than the applicable termination date (i.e., the date by which compliance with such standards is required), the air-worthiness standards of the Federal Aviation Administration and the Department of Transportation (to the extent such standards are applicable to the Aircraft) or the standards observed by the Company with respect to Property of similar type, whichever is higher. The Company shall maintain, service, repair and overhaul the Aircraft in compliance with its Federal Aviation Administration’s approved maintenance program. The Company shall comply with all Laws of Tribunals having jurisdiction over the Company or the Aircraft, including all applicable requirements of the Federal Aviation Administration and the Department of Transportation as to operation, maintenance, or use of the Aircraft, except non-compliance shall be permitted in the case of immaterial or non-recurring violations with respect to which corrective measures are taken promptly upon discovery thereof. In the event that any such Law requires alteration of any Aircraft, the Company shall conform thereto or obtain conformance therewith at no expense to the Agents or the Banks no later than the applicable termination date (i.e., the date by which such alteration is required) and will maintain such Aircraft in good operating condition under such Laws; provided, however, that the Company may, in good faith, contest the validity or application of any such Law in any reasonable manner. As to any Aircraft, nothing in this Section 6.4 shall prohibit the Company from placing such Aircraft in storage in accordance with the Company’s standard storage procedures.

Section 6.5 Maintenance of Books and Records. The Company shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in accordance with GAAP consistently applied (except for any change with which the Company’s independent auditors concur) will be made of all dealings and transactions in relation to their business and activities.

Section 6.6 Inspection. At reasonable times and upon reasonable notice, the Company shall permit, and shall cause each of its Material Subsidiaries to permit, any employees and other representatives of the Administrative Agent or any Bank to visit and inspect any Properties, to examine all books of account, records, reports, and other papers, to make copies and extracts therefrom (subject to any confidentiality agreements, copyright restrictions, and similar limitations), and to discuss the Company’s and Material Subsidiaries’ affairs, finances, Properties, condition (financial or otherwise) and accounts with the Company’s and Material Subsidiaries’ officers, employees and independent certified public accountants, at such times and as often as may be reasonably requested; provided, however, that (a) any such inspection of Aircraft shall be limited to the Pool Assets unless a Default or Event of Default has occurred and is continuing, (b) any such inspection which includes Aircraft shall be a visual, walk-around inspection and may not include opening any panels, bays or the like of any Aircraft, (c) no exercise of any inspection rights provided for in this Section 6.6 shall interfere with the normal operation or maintenance of the Aircraft by, or the business of, the Company, and (d) the Administrative Agent and each Bank shall cause their respective employees and representatives to hold in strict confidence all information acquired pursuant to such Agent’s or Bank’s Rights under this Section 6.6, except for necessary disclosure to participants in the Loans or Commitments, disclosure in connection with disputes relating to the Loan Papers, or disclosure compelled by judicial or administrative process or by other requirements of Law.

Section 6.7 Insurance. The Company shall maintain insurance on its Properties with insurers of recognized standing in such amounts (including by way of self-insurance) as it determines to be prudent and consistent with its insurance and loss prevention policies, and in such forms and covering such risks as may then be customary with airlines of a comparable credit standing flying equipment and routes comparable to the Company. Without in any way limiting the foregoing, the Company shall maintain such insurance on the Aircraft, including “all-risk” hull insurance and aviation liability insurance.

Section 6.8 Appraisals. On each Appraisal Delivery Date, the Company shall submit an Appraisal of the Pool Assets to the Administrative Agent (for onward distribution to the Banks) as of the date which is no more than 30 days prior to such Appraisal Delivery Date; provided that the Appraisal to be delivered on the Effective Date may be dated as of August 4, 2009; and provided, however, that if such Appraisal is to be delivered on such Appraisal Delivery Date as a consequence of clause (c) of the definition thereof, the Appraisal to be delivered on such date shall only be in respect of the assets to be removed from and/or added to the Pool Assets.

Section 6.9 Coverage Ratio. The Company shall maintain at all times a Coverage Ratio of not less than 1.25 to 1.0.

The Company shall have the option to reduce the required Coverage Ratio to 0.80 to 1.0 for two consecutive fiscal quarters by written notice to the Banks. If such notice is given, the Company shall be irrevocably obligated to pay to each Bank a quarterly fee equal to 0.25% of such Bank’s Commitment for each quarter (with the amount of such Commitment being determined on an average basis if such Commitment has changed during such quarter), payable on each date on which financial statements for the two relevant fiscal quarters are required to be delivered; provided that (i) such option may be exercised no more than once between the Effective Date and the Termination Date and (ii) such fee shall be payable in respect of any quarter only if the Coverage Ratio for such quarter is less than 1.25 to 1.0.

Section 6.10 Reporting Requirements. The Company shall furnish to the Administrative Agent (with sufficient copies for each Bank):

(a) Within 120 days after the last day of each fiscal year of the Company, Financial Statements (it being understood that delivery of the Company’s annual report on Form 10-K for any fiscal year as filed with the Securities and Exchange Commission pursuant to the Securities

Exchange Act of 1934, as amended, will satisfy this requirement with respect to such fiscal year) showing the consolidated financial condition and results of operations of the Company and its Subsidiaries as of, and for the year ended on, such last day, accompanied by (i) the opinion, without material qualification, of Auditors, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and present fairly the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries and (ii) a Financial Report Certificate;

(b) Within 60 days after the last day of each of the first three fiscal quarters of the Company (i) Financial Statements showing the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as of. and for the period from the beginning of the current fiscal year to, such last day (it being understood that delivery of the Company’s quarterly report on Form 10-Q for any fiscal quarter as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, will satisfy this requirement with respect to such fiscal quarter and, if applicable, the portion of the Company’s fiscal year ended at the end of such quarter), and (ii) a Financial Report Certificate;

(c) (i) Promptly after mailing, true copies of all reports, statements, documents, plans, and other written communications furnished by or on behalf of the Company or any of its Subsidiaries to stockholders generally and (ii) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;

(d) Notice, promptly after the Company or any of its Material Subsidiaries knows or has reason to know of a Default or Event of Default, specifying the nature thereof and what action the Company or any Subsidiary has taken, is taking, or proposes to take with respect thereto;

(e) Prompt notice of any legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company, except proceedings which, if adversely determined, would not have a Material Adverse Effect or proceedings with respect to which the Company, in good faith and upon consultation with outside counsel, believes an adverse determination in respect thereof to be unlikely; and

(f) Promptly upon the Administrative Agent’s reasonable request, such other relevant information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets, and liabilities of the Company and any of its Material Subsidiaries.

In the case of paragraphs (a), (b) and (c) above (other than the Financial Report Certificate) the Company may satisfy the reporting requirements in respect thereof by making the documents referred to therein available to the Banks on its website. Notwithstanding the foregoing, the Company shall deliver hard copies of any such documents to any Bank that notifies the Company that such delivery is required by any Laws applicable to such Bank.

Section 6.11 Use of Proceeds. Proceeds advanced hereunder shall be used only as represented herein.

Section 6.12 Pool Assets. The Company (i) will ensure that the Appraised Value of the Pool Assets shall satisfy the Collateral Coverage Test (based upon the most recent Appraisal delivered to the Administrative Agent and the Banks pursuant to the provisions of Section 6.8), and (ii) will not convey, sell, lease, transfer or otherwise dispose of, whether voluntarily or involuntarily (it being understood that loss of property due to theft, destruction, confiscation, prohibition on use or similar event shall constitute a disposal for purposes of this covenant), or remove or substitute, any Pool Asset (or any engine included in the Pool Assets unless such engine is replaced by another working engine or engines of comparable value, assuming half-time condition) or agree to do any of the foregoing in respect of the Pool Assets at any future time, except that:

(a) so long as no Event of Default exists, the Company may replace a Pool Asset with another asset of the Company (and Schedule II shall be modified to reflect such replacement), provided that (A) such replacement shall be made on at least a dollar-for-dollar basis based upon (x) in the case of the asset being removed from the Pool Assets, the Appraised Value of such Pool Asset (as determined by the most recently delivered Appraisal with respect to such Pool Asset) and (y) in the case of the asset being added to the Pool Assets, the Appraised Value of such asset (as determined by an Appraisal performed at the time of such replacement), and (B) prior to effecting the replacement, the Company shall have delivered an Officer’s Certificate to the Administrative Agent certifying compliance with this Section 6.12 and attaching to such certificate the Appraisal required by Section 6.8;

(b) so long as no Event of Default exists or would result therefrom, the Company may remove an asset from the Pool Assets (and Schedule II shall be modified to reflect such removal), provided that (A) after giving effect to such removal, the Appraised Value of the remaining Pool Assets (as determined by an Appraisal of all Pool Assets performed at the time of such removal) shall satisfy the Collateral Coverage Test, and (B) prior to effecting the removal, the Company shall have delivered an Officer’s Certificate to the Administrative Agent certifying that, and providing calculations demonstrating that, after giving effect to such removal, the Appraised Value of the Pool Assets shall satisfy the Collateral Coverage Test, and otherwise certifying compliance with this Section 6.12 and attaching to such certificate Appraisals of all Pool Assets obtained in connection with such removal; and

(c) in the event (x) that an Appraisal furnished pursuant to Section 6.8 discloses that the Collateral Coverage Test is not satisfied or (y) the Collateral Coverage Test is not satisfied following an involuntary disposal of any Pool Asset (or any engine included in the Pool Assets unless such engine is replaced by another working engine or engines of comparable value, assuming half-time condition) (whether by loss of property due to theft, destruction, confiscation, prohibition on use, any similar event or otherwise), based upon the most recent Appraisal of the Pool Assets (from which the appraised values of the Pool Assets which are the subject of the involuntary disposition shall be subtracted) furnished pursuant to Section 6.8, the Company shall within 60 days after the date of such Appraisal or involuntary disposal, as the case may be, designate additional assets as Pool Assets to the extent that, after giving effect to such designation the Appraised Value of the Pool Assets, based on the most recently delivered Appraisal with respect to assets already constituting Pool Assets and based on an Appraisal performed at the time of such addition with respect to assets being added to Pool Assets, shall satisfy the Collateral Coverage Test (and Schedule II shall be modified to reflect such addition), provided that (A) at the time of such addition, the Administrative Agent and the Banks shall have received an Officer’s Certificate certifying that the conditions set forth in this Section 6.12 shall have been satisfied after giving effect to such addition and attaching thereto such Appraisal, and (B) the asset being added shall constitute Stage 3 Equipment.

Section 6.13 Restrictions on Liens. (a) The Company will not, nor will it permit any Subsidiary to, create, assume or suffer to exist any Lien upon or with respect to the Pool Assets, or enter into any arrangement with any Person that would materially negatively impact the value of any Pool

Asset realizable by any third party or assign any right to receive the proceeds from the sale, transfer or disposition of any of the Pool Assets, or file or authorize the filing with respect to any of the Pool Assets of any financing statement naming the Company or any Subsidiary as debtor under the Uniform Commercial Code or any similar notice of Lien naming the Company or any Subsidiary as debtor under any similar recording or notice statute (including, without limitation, any filing under Title 49, United States Code, Section 44107), other than Permitted Liens affecting Pool Assets.

(b) The Company will not enter into or suffer to exist, and will not permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any Pool Asset.

Section 6.14 Mergers and Dissolutions. The Company will not merge or consolidate with any Person other than any merger or consolidation whereby the Company is the surviving corporation and no Default or Event of Default exists or would result therefrom. The Company will not liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

Section 6.15 Assignment. The Company will not assign or transfer any of its Rights, duties, or obligations under any of the Loan Papers.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.1 Events of Default. Any one or more of the following events shall be “Events of Default” hereunder (which shall include by definition the expiration of any grace period with respect thereto), whether the same shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a) Payment of Obligation. Failure to pay any installment of principal on any Loan or any Reimbursement Obligation when due whether at maturity, by declaration as authorized by this Agreement, or otherwise; or failure to pay, within 5 Business Days after the due date thereof, any interest on any Loan or any Reimbursement Obligation; or failure to pay, within 5 Business Days after the due date thereof, or if no due date therefor is herein specified within 5 Business Days after written demand therefor is given to the Company by the Administrative Agent, any fee or other amount payable by the Company hereunder or under any of the other Loan Papers.

(b) Covenants. Default shall be made in the observance or performance of any other of the covenants, conditions, and agreements on the part of the Company contained herein, or in any other Loan Papers and such default shall continue for a period of 30 days (or, in the case of Section 6.9, 5 Business Days) after the Administrative Agent shall have given the Company notice thereof in writing.

(c) Debtor Relief. The Company or any Material Subsidiary shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, arrangement, composition, liquidation, receivership, or similar relief under any Debtor Relief Law, or shall file a petition to take advantage of any Debtor Relief Law, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall fail generally to pay its debts as they become due, or shall consent to the appointment of any receiver, trustee, custodian or liquidator of it or all or a substantial part of its Property; or a proceeding or action shall be instituted or commenced against the Company or any Material Subsidiary seeking an order for relief or a reorganization, arrangement, composition, liquidation, receivership, or similar relief under any Debtor Relief Law or seeking the appointment, without the consent of the Company or any Material Subsidiary, of any receiver, trustee, custodian or liquidator of it or all or a substantial part of the Property of the Company or any Material Subsidiary and such proceeding or action shall remain undismissed or unstayed for a period of 90 days; or an order, decree, or judgment for an involuntary petition adjudicating the Company or any Subsidiary insolvent shall be entered by any court of competent jurisdiction and shall remain undismissed or unstayed for a period of 90 days.

(d) Payment of Judgments. The Company or any of its Material Subsidiaries fails to pay any judgment or order for the payment of money in excess of $50,000,000 rendered against it or any of its assets (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect thereof) and either (i) any enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) the same shall not be discharged (or provisions shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or the relevant Material Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(e) Default on Other Debt or Security. The Company or any Material Subsidiary shall (i) fail to pay any principal of or interest on any Debt (other than the Obligation) the principal or face amount of which exceeds $50,000,000 when due (or, where permitted, within any applicable grace period), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise and such default continues unremedied for five Business Days after such due date or applicable grace period, or (ii) fail to perform or observe any other provision (other than a provision that is substantially identical to a provision in this Agreement) contained in any agreement securing or relating to such Debt (or any other breach or default under such Debt agreement occurs) if the effect of such failure to perform or observe such other provisions (or breach or default) is to cause such Debt to become due prior to its stated maturity; provided, however, that if any such failure, breach or default shall be waived or cured (as evidenced by a writing from such holder or trustee) then, to the extent of such waiver or cure, the Event of Default hereunder by reason of such failure, breach or default shall be deemed likewise to have been thereupon waived or cured.

(f) ERISA. Any “Reportable Event” as such term is defined in ERISA under any Plan, or the appointment by an appropriate Tribunal of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, and any of the foregoing results in a material liability to the Pension Benefit Guaranty Corporation; or any Plan fails to satisfy the “minimum funding standards” of ERISA or is determined to be in “at risk” status (within the meaning of ERISA).

(g) Misrepresentation. Any representation or warranty made by the Company is untrue in any material respect, or any certificate, schedule, statement, report, notice or writing (excluding any Appraisal, for which the Company makes no representation) furnished by the Company to the Agents or to the Banks, or any of them, is untrue in any material respect on the date as of which the facts set forth are stated or certified, shall remain material at the time of discovery and shall, if curable, remain incorrect in any material respect after 30 days after written notice thereof to the Company (any failure to include within any such schedule, statement, report, notice, or writing information which failure would cause the material included to be misleading shall be as much an untruth as a false statement contained therein).

Section 7.2 Remedies Upon Default. If an Event of Default specified in Section 7.l(c) occurs, the Commitments of the Banks shall thereupon automatically terminate and the aggregate unpaid principal balance of and accrued interest on the Obligation shall thereupon become due and payable concurrently therewith, without any action by the Administrative Agent or any Bank and without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind, all of which are hereby expressly waived. Except as set forth in the preceding sentence, should any other Event of Default occur and be continuing, the Administrative Agent may, and if requested by the Majority Banks, shall, do any one or more of the following:

(a) Acceleration. Declare (by written notice to the Company) the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable, without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or other notice of any kind (except any notice or demand specified in this Agreement), all of which are hereby expressly waived.

(b) Termination. Terminate the Commitments by written notice to the Company.

(c) Judgment. Reduce any claim to judgment.

(d) Rights. Exercise any and all legal and equitable Rights available to it.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 7.2, the Company shall, upon any such acceleration, deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder and under the other Loan Papers. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder and under the other Loan Papers shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto).

Section 7.3 Remedies in General. If any Event of Default shall occur and be continuing, the Administrative Agent may immediately proceed to protect and enforce all or any Rights with respect thereto contained in this Agreement or any other Loan Papers or may enforce any other legal or equitable Rights. Any Right may be exercised from time to time, independently or concurrently, and as often as shall be deemed expedient. No waiver of any Event of Default shall extend to any subsequent Event of Default.

ARTICLE VIII

THE AGENTS

Section 8.1 Authorization and Action. Each Bank hereby irrevocably appoints and authorizes (a) JPMorgan Chase Bank, N.A. to act as its Administrative Agent hereunder and under each of the other Loan Papers, (b) Citibank, N.A. to act as Syndication Agent hereunder and (c) Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A. to act as Documentation Agents hereunder. JPMorgan Chase Bank, N.A. consents to such appointment and agrees to perform the duties of the Administrative Agent hereunder and under the other Loan Papers. Citibank,

N.A. consents to such appointment and agrees, in consultation with the Company and the Administrative Agent, to select a syndicate of Banks to participate in the Commitments. Each Bank authorizes and directs the Administrative Agent to act on its behalf and to exercise such powers under this Agreement as are specifically delegated to or required of such Agent by the terms hereto, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Papers (including, without limitation, enforcement or collection of the Loans or Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Loans or Notes; provided, however, that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or applicable Law.

Section 8.2 Agents’ Reliance, Etc. None of the Agents and none of their respective Affiliates, directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Papers (i) with the consent or at the request of the Majority Banks (or all the Banks, if required) or (ii) in the absence of its or their own gross negligence or willful misconduct (it being the express intention of the parties that the Agents and their respective directors, officers, agents, and employees shall have no liability for actions and omissions under this Section 8.2 resulting from their ordinary contributory negligence). Without limitation of the generality of the foregoing, each Agent (i) may treat the payee of each Loan or Note as the holder thereof until such Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to such Agent; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made by or on behalf of the Company in or in connection with any Loan Paper; (iv) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Loan Paper or to inspect the property (including the books and records) of the Company or any of its Subsidiaries; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of any Loan Paper or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of any Loan Paper by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.3 Rights of Agents as Banks. With respect to their Commitments, the Loans, if any, made by them and the Notes, if any, issued to them, each Bank that is an Agent (including any Agent that hereafter becomes a holder of a Loan or Note) and its Affiliates shall have the same rights and powers under this Agreement or any other Loan Paper as any other Bank and may exercise the same as though it were not an Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include each Bank that is an Agent (including any Agent that hereafter becomes a holder of a Loan or Note), in its individual capacity. Each Bank that is an Agent (including any Agent that hereafter becomes a holder of a Loan or Note) and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of the Subsidiaries and any Person who may do business with or own securities of the Company or of the Subsidiaries, all as if such Bank were not an Agent, and without any duty to account therefor to the Banks.

Section 8.4 Bank Credit Decision. Each Bank acknowledges and agrees that it has, independently and without reliance upon any of the Agents or any other Bank and based on the Current Financials and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges and agrees that it will, independently and without reliance upon any of the Agents or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.5 Agents’ Indemnity. None of the Agents shall be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement or the Loans or Notes unless indemnified to such Agent’s satisfaction by the Banks against loss, cost, liability, and expense. If any indemnity furnished to such Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Committed Loans then held by each of them (or if no Committed Loans are at the time outstanding, ratably according to either (i) the respective amounts of their Commitments, or (ii) if the Commitments have terminated, the respective amounts of the Commitments immediately prior to such termination; provided that, in the case of Section 2.23, when a Defaulting Bank shall exist, any such Defaulting Bank’s Commitment shall be disregarded in the calculation), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent under this Agreement or the other Loan Papers (including, without limitation, any action taken or omitted under ARTICLE II of this Agreement); provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from such Agent’s fraud, gross negligence or willful misconduct. Each Bank agrees, however, that it expressly intends, under this Section 8.5, to indemnify each Agent ratably as aforesaid for all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements arising out of or resulting from such Agent’s ordinary or contributory negligence. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Papers to the extent that such Agent is not reimbursed for such expenses by the Company. The provisions of this Section 8.5 shall survive the termination of this Agreement and/or the payment or assignment of any of the Loans or Notes.

Section 8.6 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company and may be removed as Administrative Agent under this Agreement and the other Loan Papers at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right, with the consent of the Company (provided that the Company’s consent shall not be required during the continuance of a Default or an Event of Default), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 calendar days after the retiring Administrative Agent’s giving notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, with the consent of the Company (provided that the Company’s consent shall not be required during the continuance of a Default or Event of Default), appoint a successor Administrative Agent, which shall be a commercial bank organized under the Laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder and under the other Loan Papers by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Papers. After any retiring Administrative Agent’s resignation or removal as the Administrative Agent hereunder and under the other Loan Papers, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Papers.

Section 8.7 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks; provided, however, if such notice is received from a Bank, the Administrative Agent also shall give notice thereof to the Company. The Administrative Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in Section 8.1 and Section 8.2.

Section 8.8 Documentation Agents and Syndication Agent. Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Etc No amendment or waiver of any provision of this Agreement or any other Loan Paper, nor consent to any departure by the Company herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or the Administrative Agent with the consent of the Majority Banks) in all cases, and then, in any case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by each Bank directly affected thereby (or the Administrative Agent with the consent of all the Banks), do any of the following: (a) increase the amount of the Commitments of any Banks or subject any Banks to any additional obligations, (b) reduce the principal of, or rate or amount of interest applicable to, any Loan other than as provided in this Agreement, or any fees hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees hereunder, (d) eliminate or reduce the voting rights of any Bank under this Section 9.1, or (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder; provided, further, that no amendment waiver, or consent shall modify or waive any provision of Section 2.23, Article III or Section 4.4 without the written consent of the Issuing Bank; and provided, further, that no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Paper, or modify or waive any provision of Section 2.23.

Section 9.2 Notices, Etc. Any Agent, any Bank, or the holder of any Loan or Note giving consent or notice or making any request of the Company provided for hereunder, shall notify each Bank and the Administrative Agent thereof. In the event that the holder of any Loan or Note (including any Bank) shall transfer such Loan or Note, it shall promptly so advise the Administrative Agent which shall be entitled to assume conclusively that no transfer of any Loan or Note has been made by any holder (including any Bank) unless and until such Agent receives written notice to the contrary. Notices, consents, requests, approvals, demands, and other communications (collectively “Communications”) provided for herein shall be in writing (including telecopy Communications) and mailed, telecopied or delivered:

(a) If to the Company, to it at:

Southwest Airlines Co.

P.O. Box 36611

Love Field

Dallas, Texas 75235

Telecopy Number: (214) 932-1328

Attention: Scott Topping

(b) If to the Administrative Agent, to it at:

JPMorgan Chase Bank Loan and Agency Service

1111 Fannin, 10th Floor

Houston, Texas 77002

Telecopy Number: (713) 750-2938

Attention: Lawrence Chin

with a copy to (other than in the case of funding matters):

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Telecopy Number: (212) 270-5100

Attention: Matthew Massie

(c) If to any Bank or any other Agent, as specified on Schedule I hereto or, in the case of any party, such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties. All Communications shall, when mailed, telecopied or delivered, be effective and shall be deemed to have been duly given when sent by telecopier to any party or the telecopier number as set forth herein or on the signature pages hereof (or other telecopy number designated by such party in a written notice to the other parties hereto), or five days after being mailed to the address as set forth herein (or such other address designated by such party in a written notice to the other parties hereto) respectively, or when delivered to such address; provided, however, Communications to any Agent pursuant to Article II or Article VIII shall not be effective until received by such Agent.

Section 9.3 No Waiver; Remedies. No failure on the part of any Bank or any Agent to exercise, and no delay in exercising, any Right hereunder or under any other Loan Paper shall operate as a waiver thereof; nor shall any single or partial exercise of any such Right, or any abandonment or discontinuance of any steps to enforce such Right, preclude any other or further exercise thereof or the exercise of any other Right. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. The Rights herein provided are cumulative and not exclusive of any Rights provided by Law.

Section 9.4 Costs, Expenses and Taxes. The Company agrees to pay or reimburse the Agents for paying: (i) all reasonable costs and expenses of the Agents in connection with (A) the preparation, execution, delivery, and administration of this Agreement and the other Loan Papers, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agents with respect thereto and with respect to advising the Agents as to their respective Rights and responsibilities under this Agreement and the other Loan Papers, and (B) any amendment, modification, supplement, or waiver of any of the terms of this Agreement, and (ii) all reasonable costs and expenses of the Banks and the Agents (including reasonable counsel’s fees, and including reasonable allocated in-house counsel fees for any Bank or any Agent) in connection with the enforcement of this Agreement and the other Loan Papers. In addition, the Company shall pay any and all Taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Loan Papers, and agrees to save the Agents and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Loan Paper. The obligations of the Company under this Section 9.4 shall survive the termination of this Agreement and/or repayment of the Loans.

Section 9.5 Indemnity. The Company agrees to indemnify and hold harmless the Agents and the Banks and each of their respective Affiliates, officers, directors, employees, agents, advisors and representatives against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, deficiencies, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Agent, any Bank, or any of their respective Affiliates, officers, directors, employees, agents, advisors or other representatives in any way relating to or arising out of the Loan Papers, any transaction related hereto, or any act, omission, or transaction of the Company, its Subsidiaries, and Affiliates, or any of their employees, officers, directors or other representatives, to the extent that any of the same results, directly or indirectly, from any claims made or actions, suits, or proceedings commenced by or on behalf of any person other than an Agent or a Bank.

The obligation of the Company under this section shall continue for a period of one year after payment of the Obligation and termination of any or all Loan Papers, and SHALL APPLY WHETHER OR NOT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY AGENT OR ANY BANK;

provided, however, that although each indemnified party shall have the right to be indemnified from its own ordinary negligence, no indemnified party shall have the right to be indemnified hereunder for willful misconduct or gross negligence to the extent found by a final, non-appealable judgment of a court of competent jurisdiction.

Section 9.6 Right of Setoff. If any Event of Default shall have occurred and is continuing, each Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or Affiliate to or for the credit or the account of the Company against any and all obligations of the Company now or hereafter existing under this Agreement and the Loans held by such Bank or Affiliate, irrespective of whether or not such Bank or Affiliate shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Bank or Affiliate, but the failure to give such notice shall not affect the validity of such setoff and application. The Rights of each Bank under this Section 9.6 are in addition to the Rights and remedies (including, without limitation, other Rights of setoff) which such Bank may have.

SECTION 9.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.8 Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Papers to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 9.9 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Papers, and no investigation by any Agent or any Bank or any closing shall affect the representations and warranties or the Right of any Agent or any Bank to rely upon them.

Section 9.10 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, the Agents, and each Bank and thereafter shall be binding upon and inure to the benefit of the Company (subject to the provisions of Section 9.11), the Agents, each Bank and their respective successors and assigns.

Section 9.11 Successors and Assigns; Participations

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party, and all covenants, promises, agreements, representations and warranties by or on behalf of the Company, the Agents or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Company may not assign or transfer any its rights or obligations hereunder without the prior written consent of all of the Banks.

(b) Each Bank may without the consent of the Company sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Loans and Notes (if any) for all purposes of this Agreement, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Article II and Section 9.4, but only to the extent that such protection would have been available to such Bank, calculated as if no such participations had been sold, and the indemnity protection provisions contained in Section 9.5, (v) the Company, the Agents, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (vi) such Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under this Agreement or any other Loan Papers, other than the right to vote upon or consent to (y) amendments, modifications, or waivers with respect to any fees payable hereunder (including the dates fixed for the payment of any such fees) or the amount of principal or the rate of interest payable on, or the dates fixed for any payment of principal of or interest on, the Loans and (z) any extension of the Termination Date. Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). Notwithstanding the foregoing, no Bank is required to disclose, or otherwise share, its Participant Register with the Company. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Each Bank may assign to one or more Persons (other than a Defaulting Bank), all or a portion of its interests, rights, and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Committed Loans at the time owing to it); provided, however, that (i) such assignment, if not to a Bank or an Eligible Affiliate Assignee of the assigning Bank, shall be consented to by the Company (which consent shall not be unreasonably withheld and shall not be required after the occurrence or during the continuance of a Default or Event of Default) and the Administrative Agent, (ii) each Bank’s Commitment (including Loans owing to it and its pro rata share of the L/C Obligations) shall not be less than $5,000,000 minus reductions pursuant to Section 2.6(a) unless (x) otherwise agreed by the Company and the Administrative Agent or (y) in the case of the assigning Bank, such amount is reduced to zero pursuant to such assignment, (iii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement (other than any Competitive Loans, any Competitive Notes and any right to make Competitive Loans), (iv) the assignee thereof shall deliver to the Company and the Administrative Agent any Internal Revenue Service forms required by Section 2.19, and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance substantially in the form of Exhibit G hereto (an “Assignment and Acceptance”), together with a properly completed Administrative Questionnaire, any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (or such lesser amount as shall be acceptable to the Administrative Agent); provided, however, no such fee shall be required in the case of any assignment requested by the Company pursuant to Article II of this Agreement. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless a shorter period shall be agreed to by the Company, the Administrative Agent, and the assignor Bank), (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the other Loan Papers and (y) the assignor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Papers (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank’s rights and obligations under this Agreement and the other Loan Papers, such Bank shall cease to be a party hereto and thereto).

(d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is a legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or any other Loan Paper or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, any other Loan Paper or any other instrument or document furnished pursuant hereto; (ii) such Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance of its respective obligations under this Agreement, any other Loan Paper or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement together with copies of financial information and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agents, such Bank assignor, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action on behalf of such assignee and to exercise such powers under this Agreement and the other Loan Papers as are delegated to each such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(e) The Administrative Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agents, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, any Bank or the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Banks, the Administrative Agent and the Company. Within five Business Days after receipt of such notice, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes, if any, (x) a new Committed Note or Committed Notes to the order of such assignee in an amount equal to its portion of the Commitment assumed by it pursuant to such Assignment and Acceptance, (y) if the assigning Bank has retained its Competitive Note, a new Competitive Note to the order of the assignee, and (z) if the assigning Bank has retained any Commitment hereunder, new Committed

Notes to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Committed Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Committed Notes. Such new Committed Notes and Competitive Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit D-1 or D-2 as applicable, hereto. Cancelled Notes shall be returned to the Company.

(g) Notwithstanding any other provision herein, any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.11, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company and its Subsidiaries furnished to such Bank by or on behalf of the Company; provided, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree for the benefit of the Company to preserve the confidentiality of any confidential information relating to the Company received from such Bank.

(h) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its Rights under this Agreement (including, without limitation, the Loans owing to it and any Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board.

Section 9.12 Independence of Covenants. All covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section 9.13 Severability. Should any clause, sentence, paragraph, or Section of this Agreement be judicially declared to be invalid, unenforceable, or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable, or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

Section 9.14 Integration. This Agreement and the other Loan Papers represent the entire agreement of the Company, the Administrative Agent and the Banks with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Papers.

Section 9.15 Descriptive Headings. The section headings appearing in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Agreement.

Section 9.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.17 WAIVERS OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.18 No Fiduciary Duty. The Administrative Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Company, its stockholders and/or its affiliates. The Company agrees that nothing in the Loan Papers or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Company, its stockholders or its affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Loan Papers (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Company, its stockholders or its affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Loan Papers and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other Person. The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it, in connection with such transaction or the process leading thereto.

Section 9.19 USA Patriot Act. Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Bank to identify such Loan Party in accordance with the Act. The Company agrees to provide such information as each Bank or the Administrative Agent reasonably requests in order to perform its “know your customer” due diligence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SOUTHWEST AIRLINES CO.

By:	/s/ Scott Topping
	Name:	Scott Topping
	Title:	VP Treasurer

$80,000,000	JPMORGAN CHASE BANK, N.A., as a Bank, an Issuing Bank and as Administrative Agent

	By:	/s/ Matthew H. Massie
		Name:	Matthew H. Massie
		Title:	Managing Director

$80,000,000	CITIBANK, N.A., as a Bank, an Issuing Bank and as Syndication Agent

	By:	/s/ Andrew Sidford
		Name:	Andrew Sidford
		Title:	Vice President

$60,000,000	BARCLAYS BANK PLC, as a Bank and as a Documentation Agent

	By:	/s/ David Barton
		Name:	David Barton
		Title:	Director

DEUTSCHE BANK SECURITIES INC., as a Documentation Agent

	By:	/s/ Wolfgang Winter
		Name:	Wolfgang Winter
		Title:	Managing Director

	By:	/s/ Stefan Freckmann
		Name:	Stefan Freckmann
		Title:	Vice President

$60,000,000	DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Wolfgang Winter
		Name:	Wolfgang Winter
		Title:	Managing Director

	By:	/s/ Stefan Freckmann
		Name:	Stefan Freckmann
		Title:	Vice President

$60,000,000	GOLDMAN SACHS BANK USA, as a Bank and as a Documentation Agent

	By:	/s/ Mark Walton
		Name:	Mark Walton
		Title:	Authorized Signatory

$60,000,000	MORGAN STANLEY BANK, N.A., as a Bank and as a Documentation Agent

	By:	/s/ Ryan Vetsch
		Name:	Ryan Vetsch
		Title:	Authorized Signatory

$40,000,000	BNP PARIBAS

	By:	/s/ Bertrand Dehouck
		Name:	Bertrand Dehouck
		Title:	Vice President

	By:	/s/ Robert Papas
		Name:	Robert Papas
		Title:	Director

$40,000,000	COMERICA BANK

	By:	/s/ Catherine Young
		Name:	Catherine Young
		Title:	Vice President

$40,000,000	SOCIÉTÉ GÉNÉRALE

	By:	/s/ Matthew Vickerstaff
		Name:	Matthew Vickerstaff
		Title:	Managing Director

$40,000,000	UBS AG, STAMFORD BRANCH

	By:	/s/ Irja R. Otsa
		Name:	Irja R. Otsa
		Title:	Associate Director

	By:	/s/ Mary E. Evans
		Name:	Mary E. Evans
		Title:	Associate Director

$40,000,000	WELLS FARGO BANK, N.A.

	By:	/s/ Stephen C. Melton
		Name:	Stephen C. Melton
		Title:	Senior Vice President

SCHEDULE I

SOUTHWEST AIRLINES CO.

$600,000,000 Competitive Advance and Revolving Credit Agreement

Name	Notice and Contact Information	Lending Offices

Barclays Bank PLC	Bryan Meskell Barclays Capital Services LLC 70 Hudson Street, 10th Floor Jersey City, NJ 07302 Phone: 1 201 499 3869 Fax: 1 212 412 7401 Bryan.Meskell@barcap.com	Domestic Barclays Bank PLC, New York Branch 200 Park Avenue New York, NY 10166 Eurodollar Same as Domestic

BNP Paribas	Andy Garcia 525 Washington Blvd. Jersey City, NJ 07310 Phone: 1 201 850 5706 Fax: 1 201 850 4025 nyk_nyls.ecep.support @us.bnpparibas.com	Domestic BNP Paribas 787 Seventh Avenue New York, NY 10019 Phone #: 212 841 2000 Fax#: 212 841 2146 Eurodollar Same as Domestic

Citibank, N.A.	Tom Schmitt 1615 Brett Road, Ops III New Castle, DE 19720 Phone: 1 302 894-6088 Fax: 1 212 994 0847 Thomas.Schmitt@citi.com	Domestic Citibank, N.A. 388 Greenwich Street, 34th Fl New York, NY 10013 Eurodollar Same as Domestic

Comerica Bank	Emily Purvis Comerica Bank Global Corporate Banking 1717 Main Street, 4th Floor Dallas, TX 75201 Phone: 1 214 462 4358 Fax: 1 214 462 4240 ekpurvis@comerica.com	Domestic See Notice Information Eurodollar See Notice Information

Deutsche Bank AG New York Branch; Deutsche Bank Securities Inc.	Jasvir Sighra DB Services New Jersey, Inc. 5022 Gate Parkway, Suite 100 Jacksonville, FL 32256 Phone: 1 904 527 6343 Fax: 1 904 746 4798 jasvir.sihra@db.com	Domestic Deutsche Bank AG New York Branch 60 Wall Street New York, NY 10005 Eurodollar Same as Domestic

Name	Notice and Contact Information	Lending Offices

Goldman Sachs Bank USA	Muhammad Khan Goldman Sachs Bank USA 85 Broad Street New York, NY 10004 Phone: 1 212 357 4350 Fax: 1 212 357 4597 ficc-wsops@gs.com	Domestic Goldman Sachs Bank USA 85 Broad Street New York, NY 10004 Eurodollar Same as Domestic

JPMorgan Chase Bank, N.A.	Matthew Massie 270 Park Avenue New York, NY 10017 Phone: 1-212-270-5432 Fax: 1-212-270-5100 matthew.massie@jpmorgan.com	Domestic Office JPMorgan Chase Bank, N.A 1111 Fannin Street, 10th Fl Houston, TX 77002 Eurodollar Same as Domestic

Morgan Stanley Bank, N.A.	Morgan Stanley Loan Servicing 1000 Lancaster Street Baltimore, MD 21202 Phone: 1 443 627 4355 Fax: 1 718 233 2140 msloanservicing @morganstanley.com	Domestic Morgan Stanley Bank, N.A. One Utah Center 201 South Main Street, 5th Fl Salt Lake City, Utah 84111 Eurodollar Same as Domestic

Société Générale	June Won 480 Washington Blvd. 20th Floor Jersey City, NJ 07310 Phone: 1 201 839 8437 Fax: 1 201 839 8116	Domestic Société Générale 1221 Avenue of the Americas New York, NY 10020 Eurodollar Same as Domestic

UBS AG, Stamford Branch	Denise Bushee UBS Loan Finance LLC 677 Washington Boulevard Stamford, CT 06901 Phone: 1 203 719 3167 Fax: 1 203 719 3888 denise.bushee@ubs.com	Domestic See Notice Information Eurodollar Office See Notice Information

Wells Fargo Bank, N.A.	Evelyn Lucas 201 3rd St., 8th Floor San Francisco, CA. 94103 Phone: 1 415 477-5426 Fax: 1 415 979-0675 Evelynlucas@wellsfargo.com	Domestic Well Fargo Bank, N.A. 1445 Ross Ave, 23rd Fl Suite 2320 Dallas, TX 75202 Eurodollar Same as Domestic

SCHEDULE II

POOL ASSETS (in US Millions)

No.	Type	Tail #	Serial #	Mfr. Date	Engines	Base Value	Current Market Value
1	737-300	N657SW	23331	5/1/1985	CFM56-3B1	$5.5	$4.2
2	737-300	N659SW	23229	5/1/1985	CFM56-3B2	5.5	4.2
3	737-300	N686SW	23175	5/7/1985	CFM56-3B1	5.5	4.2
4	737-300	N658SW	23332	6/1/1985	CFM56-3B1	5.0	3.7
5	737-300	N307SW	22947	10/30/1985	CFM56-3B1	5.0	3.6
6	737-300	N310SW	22949	12/20/1985	CFM56-3B1	5.0	3.6
7	737-300	N312SW	23334	3/14/1986	CFM56-3B1	5.0	3.6
8	737-300	N313SW	23335	3/17/1986	CFM56-3B1	5.0	3.6
9	737-300	N682SW	23496	4/11/1986	CFM56-3B1	5.9	4.5
10	737-300	N308SA	23498	5/28/1986	CFM56-3B1	5.9	4.5
11	737-300	N340LV	23738	3/26/1987	CFM56-3B2	6.4	4.9
12	737-300	N345SA	23786	5/13/1987	CFM56-3B1	6.2	4.7
13	737-300	N326SW	23690	6/29/1987	CFM56-3B1	5.4	3.9
14	737-300	N327SW	23691	6/29/1987	CFM56-3B1	5.4	3.9
15	737-300	N317WN	24068	2/11/1988	CFM56-3B1	6.7	5.1
16	737-300	N697SW	23838	3/2/1988	CFM56-3B1	6.7	5.1
17	737-300	N328SW	23692	3/24/1988	CFM56-3B1	5.7	4.1
18	737-300	N329SW	23693	3/28/1988	CFM56-3B1	5.7	4.1
19	737-300	N330SW	23694	3/29/1988	CFM56-3B1	5.7	4.1
20	737-300	N334SW	23938	5/20/1988	CFM56-3B1	5.8	4.2
21	737-300	N335SW	23939	5/27/1988	CFM56-3B1	5.8	4.2
22	737-300	N336SW	23940	5/31/1988	CFM56-3B1	5.8	4.2
23	737-300	N339SW	24090	8/24/1988	CFM56-3B1	5.9	4.3
24	737-300	N341SW	24091	8/24/1988	CFM56-3B1	5.9	4.3
25	737-300	N343SW	24151	3/23/1989	CFM56-3B1	6.1	4.5
26	737-300	N344SW	24152	3/23/1989	CFM56-3B1	6.1	4.5
27	737-300	N346SW	24153	3/27/1989	CFM56-3B1	6.2	4.5
28	737-300	N342SW	24133	3/31/1989	CFM56-3B1	7.1	5.5
29	737-300	N347SW	24374	5/10/1989	CFM56-3B1	6.3	4.6
30	737-300	N348SW	24375	5/12/1989	CFM56-3B1	6.3	4.6
31	737-300	N349SW	24408	6/22/1989	CFM56-3B1	6.3	4.6
32	737-300	N350SW	24409	8/10/1989	CFM56-3B1	6.4	4.7
33	737-300	N351SW	24572	11/9/1989	CFM56-3B1	6.5	4.8
34	737-500	N503SW	24180	2/28/1990	CFM56-3B1	6.1	4.4
35	737-500	N504SW	24181	3/5/1990	CFM56-3B1	6.1	4.4
36	737-500	N505SW	24182	4/3/1990	CFM56-3B1	6.2	4.5
37	737-500	N501SW	24178	9/7/1990	CFM56-3B1	6.4	4.7
38	737-300	N352SW	24888	11/6/1990	CFM56-3B1	7.0	5.1
39	737-300	N353SW	24889	11/9/1990	CFM56-3B1	7.0	5.1
40	737-500	N512SW	24189	5/31/1991	CFM56-3B1	6.6	4.8
41	737-500	N513SW	24190	6/5/1991	CFM56-3B1	6.5	4.7
42	737-300	N354SW	25219	6/23/1991	CFM56-3B1	7.6	5.7
43	737-300	N355SW	25250	8/6/1991	CFM56-3B1	7.7	5.8
44	737-300	N356SW	25251	8/9/1991	CFM56-3B1	7.7	5.8
45	737-500	N519SW	25318	9/17/1991	CFM56-3B1	6.7	4.9
46	737-500	N521SW	25320	10/4/1991	CFM56-3B1	6.9	5.0
47	737-500	N520SW	25319	10/7/1991	CFM56-3B1	6.9	5.0
48	737-500	N522SW	26564	1/21/1992	CFM56-3B1	7.0	5.1
49	737-500	N523SW	26565	1/23/1992	CFM56-3B1	7.0	5.1
50	737-500	N524SW	26566	2/27/1992	CFM56-3B1	7.0	5.1
51	737-500	N526SW	26568	5/22/1992	CFM56-3B1	7.1	5.2
52	737-500	N525SW	26567	5/26/1992	CFM56-3B1	7.1	5.2
53	737-300	N357SW	26594	5/27/1992	CFM56-3B1	8.1	6.1

54	737-500	N527SW	26569	5/28/1992	CFM56-3B1	7.1	5.2
55	737-500	N528SW	26570	5/29/1992	CFM56-3B1	7.1	5.2
56	737-300	N358SW	26595	6/1/1992	CFM56-3B1	8.7	6.7
57	737-300	N366SW	26577	5/5/1993	CFM56-3B1	9.3	7.1
58	737-300	N367SW	26578	5/7/1993	CFM56-3B1	9.3	7.1
59	737-300	N368SW	26579	5/13/1993	CFM56-3B1	9.3	7.1
60	737-300	N369SW	26580	5/21/1993	CFM56-3B1	9.3	7.1
61	737-300	N370SW	26597	7/2/1993	CFM56-3B1	9.4	7.2
62	737-300	N371SW	26598	7/13/1993	CFM56-3B1	9.4	7.3
63	737-300	N372SW	26599	7/21/1993	CFM56-3B1	9.4	7.3
64	737-300	N373SW	26581	8/2/1993	CFM56-3B1	9.4	7.2
65	737-300	N374SW	26582	8/12/1993	CFM56-3B1	9.4	7.2
66	737-300	N375SW	26583	9/7/1993	CFM56-3B1	10.0	7.8
67	737-300	N376SW	26584	1/21/1994	CFM56-3B1	10.3	8.0
68	737-300	N378SW	26585	2/18/1994	CFM56-3B1	10.3	8.0
69	737-300	N379SW	26586	2/22/1994	CFM56-3B1	10.3	8.0
70	737-300	N391SW	27378	9/2/1994	CFM56-3B1	10.5	8.3
71	737-300	N392SW	27379	9/8/1994	CFM56-3B1	10.5	8.3
72	737-300	N394SW	27380	9/12/1994	CFM56-3B1	10.5	8.3
73	737-300	N395SW	27689	11/4/1994	CFM56-3B1	10.7	8.4
74	737-300	N606SW	27926	7/24/1995	CFM56-3B1	11.1	8.7
75	737-300	N607SW	27927	7/26/1995	CFM56-3B1	11.1	8.7
76	737-300	N608SW	27928	7/31/1995	CFM56-3B1	11.1	8.7
77	737-300	N609SW	27929	8/4/1995	CFM56-3B1	11.1	8.7
78	737-300	N610WN	27696	8/24/1995	CFM56-3B1	11.1	8.7
79	737-300	N611SW	27697	9/12/1995	CFM56-3B1	11.1	8.7
80	737-300	N612SW	27930	9/22/1995	CFM56-3B1	11.1	8.7
81	737-300	N613SW	27931	9/26/1995	CFM56-3B1	11.1	8.7
82	737-300	N614SW	28033	9/29/1995	CFM56-3B1	11.1	8.7
83	737-300	N615SW	27698	10/6/1995	CFM56-3B1	11.3	8.8
84	737-300	N616SW	27699	10/10/1995	CFM56-3B1	11.3	8.8
85	737-300	N617SW	27700	10/27/1995	CFM56-3B1	11.3	8.8
86	737-300	N618WN	28034	11/1/1995	CFM56-3B1	11.3	8.8
87	737-300	N619SW	28035	11/9/1995	CFM56-3B1	11.3	8.8
88	737-300	N624SW	27934	3/27/1996	CFM56-3B1	11.4	9.0
89	737-300	N630WN	27705	6/5/1996	CFM56-3B1	11.6	9.1
90	737-300	N629SW	27704	6/6/1996	CFM56-3B1	11.6	9.1
91	737-300	N631SW	27706	6/10/1996	CFM56-3B1	11.6	9.1
92	737-300	N632SW	27707	6/13/1996	CFM56-3B1	11.6	9.1
93	737-300	N633SW	27936	7/29/1996	CFM56-3B1	11.8	9.2
94	737-300	N634SW	27937	8/5/1996	CFM56-3B1	11.8	9.2
95	737-300	N637SW	27710	10/3/1996	CFM56-3B1	11.9	9.3
96	737-300	N638SW	27711	10/4/1996	CFM56-3B1	11.9	9.3
97	737-300	N639SW	27712	10/7/1996	CFM56-3B1	11.9	9.3
98	737-300	N640SW	27713	12/19/1996	CFM56-3B1	11.9	9.3
99	737-300	N641SW	27714	12/20/1996	CFM56-3B1	11.9	9.3
100	737-300	N642WN	27715	1/8/1997	CFM56-3B1	12.1	9.5
101	737-300	N643SW	27716	1/13/1997	CFM56-3B1	12.1	9.5
102	737-300	N644SW	28329	3/31/1997	CFM56-3B1	12.1	9.5
103	737-300	N645SW	28330	4/2/1997	CFM56-3B1	12.3	9.6
104	737-300	N646SW	28331	4/4/1997	CFM56-3B1	12.3	9.6
105	737-700	N700GS	27835	2/27/1997	CFM56-7B22	17.1	16.6
106	737-700	N701GS	27836	4/10/1997	CFM56-7B22	17.4	16.9
107	737-700	N703SW	27837	7/24/1997	CFM56-7B22	17.7	17.2
108	737-700	N704SW	27838	8/25/1997	CFM56-7B22	17.7	17.2
109	737-700	N710SW	27844	1/23/1998	CFM56-7B22	18.3	17.8
110	737-700	N705SW	27839	9/30/1997	CFM56-7B22	17.7	17.2
111	737-700	N711HK	27845	2/12/1998	CFM56-7B22	18.3	17.8
112	737-700	N798SW	28436	3/3/1998	CFM56-7B22	18.3	17.8
113	737-700	N706SW	27840	10/20/1997	CFM56-7B22	18.1	17.5
114	737-700	N712SW	27846	4/13/1998	CFM56-7B22	18.7	18.1

115	737-700	N713SW	27847	4/1/1998	CFM56-7B22	18.7	18.1
116	737-700	N714CB	27848	5/1/1998	CFM56-7B22	18.7	18.1
117	737-700	N715SW	27849	5/1/1998	CFM56-7B22	18.7	18.1
					Grand Total	$1,116.8	$900.3

EXHIBIT A–1

FORM OF COMPETITIVE BID REQUEST

                         .

JPMorgan Chase Bank, N.A.,

    as Administrative Agent under the

    Credit Agreement referred to below

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention:

Dear Sirs:

Reference is made to the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 2.2 of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)	Borrowing Date of Competitive Borrowing (a Business Day)
(B)	Principal Amount of Competitive Borrowing[1]
(C)	Interest rate basis[2]
(D)	Interest Period and the last day thereof[3]

[1]	Not less than $10,000,000 or greater than the unused Total Commitment and in integral multiples of $1,000,000.
[2]	Eurodollar Loan or Fixed Rate Loan.
[3]

Which shall have a duration (i) in the case of a Eurodollar Loan, of one, two, three, six, nine, or twelve months, and (ii) in the case of a Fixed Rate Loan, of not less than seven calendar days nor more than 360 calendar days, and which, in either case, shall end not later than the Termination Date.

Very truly yours,

SOUTHWEST AIRLINES CO.

By:
Name:
Title:

EXHIBIT A-2

FORM OF NOTICE OF COMMITTED BORROWING

                         .

JPMorgan Chase Bank, N.A.,

    as Administrative Agent under the

    Credit Agreement referred to below

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention:

Dear Sirs:

Reference is made to the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby (check whichever is applicable):

1.      Gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Committed Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Committed Borrowing is requested to be made:

(A) Borrowing Date of Committed Borrowing (a Business Day)
(B) Principal Amount of Committed Borrowing[1]
(C) Interest rate basis[2]
(D) Interest Period and the last day thereof[3]

2. Gives you notice pursuant to Section 2.4(b) that it requests the conversion of Committed Loans that are Eurodollar Loans into Alternate Base Loans in the amount of $ .[4]

3.      Gives you notice pursuant to Section 2.4(b) of the Credit Agreement that it requests the conversion of Committed Loans that are Alternate Base Loans into Eurodollar Loans in the amount of $                    [4], having an Interest Period of                    months[3].

[1]	Not less than $10,000,000 or greater than the unused Total Commitment and in integral multiples of $1,000,000.
[2]	Eurodollar Loan or Alternate Base Loan.
[3]	Applicable only to Eurodollar Loans. Interest Periods shall have a duration of one, two, three, six, nine, or twelve months and shall end not later than the Termination Date.
[4]	Not less than $10,000,000 and in integral multiples of $1,000,000.

4. Gives you notice pursuant to Section 2.4(b) of the Credit Agreement that it requests the continuation of Eurodollar Loans in the amount of $ [4] to another Interest Period of months[3].

Very truly yours,

SOUTHWEST AIRLINES CO.

By:
Name:
Title:

A2-2

EXHIBIT B

FORM OF NOTICE TO BANKS OF COMPETITIVE BID REQUEST

                             .

[Name of Bank]

[Address of Bank]

Attention:

Dear Sirs:

Reference is made to the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company delivered a Competitive Bid Request dated                                  , pursuant to Section 2.2(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date] / [Time].1 Your Competitive Bid must comply with Section 2.2(b) of the Credit Agreement and the terms set forth below on which the Notice of Competitive Borrowing was made:

(A)	Borrowing Date of Competitive Borrowing (a Business Day)
(B)	Principal Amount of Competitive Borrowing
(C)	Interest rate basis
(D)	Interest Period and the last day thereof

Very truly yours,

JPMORGAN CHASE BANK, N.A.,
Administrative Agent

By:
Name:
Title:

[1]

The Competitive Bid must be received by the Administrative Agent (i) in the case of Eurodollar Loans, not later than 9:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 8:30 a.m., New York City time, on the day of a proposed Competitive Borrowing.

EXHIBIT C

FORM OF COMPETITIVE BID

                             .

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Banks as defined in the

Credit Agreement referred to below

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention:

Sirs:

The undersigned, [Name of Bank], refers to the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co. (the “Company”), the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.2(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Company on                         ,         , and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)	Principal Amount[1]
(B)	Competitive Bid Rate[2]
(C)	Interest Period and the last day thereof[3]

The undersigned hereby confirms that it is prepared to extend credit to the Company upon acceptance by the Company of this bid in accordance with Section 2.2(d) of the Credit Agreement.

Very truly yours,

[NAME OF BANK]

By:
Name:
Title:

[1]

Not less than $5,000,000 or greater than the amount of the Competitive Borrowing requested by the Company nor the available Total Commitment and in integral multiples of $1,000,000. Multiple bids will be accepted by the Auction Administration Agent.

[2]	LIBO Rate + or - %, in the case of Eurodollar Loans, or %, in the case of Fixed Rate Loans (in each case, expressed in the form of a decimal to no more than four decimal places).
[3]	The Interest Period must be the Interest Period specified in the Competitive Bid Request.

EXHIBIT D–1

FORM OF COMPETITIVE NOTE

$600,000,000	, 2009

FOR VALUE RECEIVED, the undersigned, SOUTHWEST AIRLINES CO., a Texas corporation (the “Company”), hereby promises to pay to the order of                                          (the “Bank”) on or before the Termination Date the lesser of (i) Six Hundred Million and No/100 Dollars ($600,000,000.00) and (ii) the aggregate amount of Competitive Loans made by the Bank to the Company and outstanding on the Termination Date. The principal amount of each Competitive Loan made by the Bank to the Company pursuant to the Credit Agreement (as hereinafter defined) shall be due and payable on the last day of the Interest Period for such Loan.

The Company promises to pay interest on the unpaid principal amount of each Competitive Loan from the date of such Competitive Loan until such principal amount is paid in full, at such interest rates, and payable at such dates and times, as are specified in the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Company, the Bank, certain other banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents.

Both principal and interest are payable in immediately available funds in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at its Principal Office. The amount and type of each Competitive Loan made by the Bank to the Company and the maturity thereof, the rate of interest applicable thereto and all payments made on account of principal and interest hereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this promissory note; provided, however, any failure by the holder hereof to make any such endorsement shall not limit or otherwise affect the Company’s obligations hereunder.

This promissory note may be held by the Bank for the account of its Domestic Lending Office or its Eurodollar Lending Office and may be transferred from one to the other from time to time as the Bank may determine.

This promissory note is one of the Competitive Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Committed Loans and Competitive Loans by the Bank to the Company from time to time, the indebtedness of the Company resulting from each such Competitive Loan being evidenced by this promissory note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Except as expressly provided in the Credit Agreement, the Company and any and all endorsers, guarantors, and sureties severally waive demand, presentment for payment, notice of dishonor or default or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions. or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SOUTHWEST AIRLINES CO.

By:
Name:
Title:

D1–2

SCHEDULE TO COMPETITIVE NOTE DATED

OF SOUTHWEST AIRLINES CO. TO [BANK]

Date	Loan	Type	Maturity	Interest Rate	Principal Repayment	Interest Payments	Balance

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

D1–3

EXHIBIT D–2

FORM OF COMMITTED NOTE

$	, 2009

FOR VALUE RECEIVED, the undersigned, SOUTHWEST AIRLINES CO., a Texas corporation (the “Company”), hereby promises to pay to the order of                                          (the “Bank”) on or before the Termination Date the lesser of (i) the amount of the Bank’s Commitment and (ii) the aggregate amount of Committed Loans made by the Bank to the Company and outstanding on the Termination Date.

The Company promises to pay interest on the unpaid principal amount of each Committed Loan from the date of such Committed Loan until such principal amount is paid in full, at such interest rates, and payable at such dates and times, as are specified in the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Company, the Bank, certain other banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents.

Both principal and interest are payable in immediately available funds in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at its Principal Office. The amount and type of each Committed Loan made by the Bank to the Company and the maturity thereof, the rate of interest applicable thereto and all payments made on account of principal and interest hereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this promissory note; provided, however, any failure by the holder hereof to make any such endorsement shall not limit or otherwise affect the Company’s obligations hereunder.

This promissory note may be held by the Bank for the account of its Domestic Lending Office or its Eurodollar Lending Office and may be transferred from one to the other from time to time as the Bank may determine.

This promissory note is one of the Committed Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Committed Loans and Competitive Loans by the Bank to the Company from time to time, the indebtedness of the Company resulting from each such Committed Loan being evidenced by this promissory note, and (ii) provisions for acceleration of the maturity hereof upon the happening of certain stated events, also for prepayment on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Except as expressly provided in the Credit Agreement, the Company and any and all endorsers, guarantors and sureties severally waive demand, presentment for payment notice of dishonor or default or intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions. or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SOUTHWEST AIRLINES CO.

BY:
Name:
Title:

D2–2

SCHEDULE TO COMMITTED NOTE DATED

OF SOUTHWEST AIRLINES CO. TO [BANK]

Date	Loan	Type	Maturity	Interest Rate	Principal Repayment	Interest Payments	Balance

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

	$				$	$	$

D2–3

EXHIBIT E–1

FORM OF COMPANY’S INTERNAL COUNSEL OPINION

September     , 2009

The Banks and the Agents

Referred to Below

c/o JPMorgan Chase Bank, N.A.,

as Administrative Agent

1111 Fannin, 10th Floor

Houston, Texas 77002

RE:	Loans to Southwest Airlines Co.

Ladies and Gentlemen:

This opinion is furnished pursuant to Section 4.1(a)(iv) of the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I am Associate General Counsel of the Company and solely in such capacity have examined, either personally or through attorneys under my supervision, originals, or copies certified to my satisfaction, of the Credit Agreement, each Note executed on or as of the date hereof, if any (collectively, the “Notes”) and such other corporate records, certificates of corporate officials as to certain matters of fact, and instruments and documents as I have deemed necessary or advisable as a basis for the opinions set forth herein.

In such examination, I have assumed (i) the genuineness of all signatures (other than the signatures of Persons signing on behalf of the Company), the authenticity and completeness of all documents, certificates, instruments and records submitted to me as originals and the conformity to the original instruments of all documents submitted to me as copies, and the authenticity and completeness of the originals of such copies, (ii) the due authorization, execution and delivery by each of the Agents and the Banks of the Credit Agreement, (iii) that each of the Agents and the Banks has all requisite power and authority to execute, deliver and perform the Credit Agreement and (iv) the enforceability of the Credit Agreement against each of the Banks.

In addition, in rendering this opinion, I have relied upon, as to certain matters of fact, certificates of officers of the Company and certificates of public officials, without any independent investigation of such matters.

Based upon the foregoing, and relying upon the correctness of all statements of fact contained in the documents, certificates and records that I have examined either personally or through attorneys under my supervision, I am of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified to do business in each jurisdiction in which the character or location of its properties or the nature or conduct of its business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the consolidated financial condition of the Company and its Subsidiaries, taken as a whole. The Company has the corporate power to own its properties and to carry on its businesses as now conducted.

2.	The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action, and do not conflict with or constitute a default under (i) any law, rule, regulation, order or judgment known to me or contractual restriction of the Company known to me, the violation of which would have a Material Adverse Effect, or (ii) the Articles of Incorporation or the Bylaws, as amended, of the Company.

3.	No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required by the laws of the State of Texas, or the federal laws of the United States of America for the due execution, delivery and performance by the Company of the Credit Agreement other than routine filings of copies of the Credit Agreement and the Notes with the Securities and Exchange Commission.

4.	To my knowledge, except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, there are no legal or governmental proceedings or investigations pending or threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary which individually or, to the extent involving related claims, in the aggregate. involve a material risk of a material adverse effect on (i) the financial condition of the Company and its Subsidiaries considered as a whole, or (ii) the ability of the Company to perform its obligations under the Credit Agreement or the Notes.

This opinion is for the sole benefit of the Agents and the Banks and may not be relied upon by any other Person without the express prior written consent of the undersigned.

I am licensed to practice law only in the State of Texas and I express no opinion as to matters not governed by the laws of the United States of America or the laws of the State of Texas (except for the usury laws and choice-of-laws provisions of the State of Texas, as to which I express no opinion).

Very truly yours,

E1–2

EXHIBIT E–2

FORM OF COMPANY’S OUTSIDE COUNSEL OPINION

September     , 2009

To the Banks and the Agents

referred to below

c/o JPMorgan Chase Bank, N.A.,

as Administrative Agent

1111 Fannin, 10th Floor

Houston, Texas 77002

Re:	Southwest Airlines Co. $600,000,000

Competitive Advance and Revolving Credit Facility

Ladies and Gentlemen:

This opinion is furnished pursuant to Section 4.1(a)(iv) of the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (the “Credit Agreement”), among Southwest Airlines Co. (the “Company”), the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. For convenience of reference, terms defined in the Credit Agreement are used herein with the same meanings.

We have acted as special New York counsel of the Company in connection with the negotiation, documentation and consummation of the financing as contemplated by the Credit Agreement, and in this connection, we have examined, among other things, the following documents:

(i)	an executed copy of the Credit Agreement; and

(ii)	an executed copy of each Note executed on or as of the date hereof, if any (collectively, the “Notes”).

We have also reviewed such other documents and certificates and such matters of law as we have considered relevant hereto. We have assumed, for purposes of our opinion hereinafter set forth (i) that each of the Credit Agreement and the Notes has been duly authorized, executed and delivered by each of the parties thereto and that, except as expressly made the subject of our opinions in paragraphs (a) and (b) below, each of the Credit Agreement and the Notes constitutes the legal, valid, binding and enforceable obligation of each of the parties thereto. As to any other facts material to our opinions expressed herein, we have relied upon the representations and warranties contained in the Credit Agreement and related documents and certificates and upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and having regard to legal considerations which we deem relevant, and subject to the comments and qualifications set forth below, we are of the opinion that:

(a) each of the Credit Agreement and the Letter Agreements constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(b) the Notes delivered today (assuming execution and delivery thereof for value) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

except that no opinion is expressed herein as to (A) whether a court outside of the State of New York would give effect to the choice of New York law provided for in the Credit Agreement or the Notes, (B) any provision in any of the Credit Agreement or the Notes relating to the severability of provisions in such documents, (C) any provision of any of the Credit Agreement or the Notes that requires any amendment or waiver thereof to be in writing, (D) the effect of any provision of the Credit Agreement imposing penalties or forfeitures, (E) Section 2.17 of the Credit Agreement, (F) Section 9.8 of the Credit Agreement insofar as it relates to submission to the jurisdiction of United States Federal Courts or (G) Section 9.17 of the Credit Agreement. Further, we wish to point out that provisions of any Note or the Credit Agreement that permit any party thereto to make determinations or to take actions may be subject to a requirement that such determinations be made, and that such actions be taken, on a reasonable basis in good faith.

The opinions above are subject to:

(i) the application of general principles of equity (regardless of whether considered in a proceeding of equity or at law), including, without limitation, (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (y) concepts of materiality, reasonableness, good faith and fair dealing;

(ii) all applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws, decrees or regulations affecting the enforcement of creditors’ rights generally; and

(iii) with respect to indemnity provisions contained in the Credit Agreement, limitations based upon public policy considerations.

We are members of the bar of the State of New York and we do not herein express any opinion as to matters governed by any laws other than the law of the State of New York and the Federal law of the United States of America. Further, we express no opinion as to the Company’s interest in any Pool Assets or any security interest, or grant thereof, in any property.

Very truly yours,

EXHIBIT E–3

FORM OF AGENTS’ COUNSEL OPINION

SEPTEMBER     , 2009

JPMorgan Chase Bank, N.A., as Administrative Agent under

the Credit Agreement, as hereinafter

defined (the “Administrative Agent”)

and

The Banks listed on Schedule I hereto

which are parties to the Credit Agreement

on the date hereof

Re:	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement, dated as of September 29, 2009, among Southwest Airlines Co. (the “Company”), Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents (the “Credit Agreement”), the lending institutions identified in the Credit Agreement (the “Banks”) and the Administrative Agent

Ladies and Gentlemen:

We have acted as counsel to the Administrative Agent in connection with the preparation, execution and delivery of the Credit Agreement.

Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.1(a)(iv) of the Credit Agreement.

In connection with this opinion, we have examined the Credit Agreement, signed by the Company and by the Administrative Agent and certain of the Banks.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of Company. In addition, we have examined, and have relied as to matters of fact upon, the representations made in the Credit Agreement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below we have assumed that (1) the Credit Agreement is a valid and legally binding obligation of each party thereto other than the Company, (2) (a) the Company is validly existing and in good standing under the laws of its jurisdiction of organization and has duly authorized, executed and delivered the Credit Agreement in accordance with its Certificate of Incorporation and By-Laws or other organizational documents, (b) execution, delivery and performance by the Company of the Credit Agreement does not violate the laws of the State of Texas or any other applicable laws and (c) the execution, delivery and performance by the Company of the Credit Agreement does not constitute a breach or violation of any agreement or instrument which is binding upon the Company and (3) the Company is not “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Credit Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion with respect to:

(A) the effect of any provision of the Credit Agreement which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

(B) the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Bank or other Person may exercise set-off or similar rights with respect to such participation or that any Bank or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) the effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(D) the enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations;

(E) the effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal courts. In connection with the provisions of the Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one Federal court to another.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours, SIMPSON THACHER & BARTLETT LLP

THE BANKS	SCHEDULE I

EXHIBIT F

FINANCIAL REPORT CERTIFICATE

FOR                     ENDED             ,

ADMINISTRATIVE AGENT:	JPMorgan Chase Bank, N.A.,
BORROWER:	Southwest Airlines Co.
RE:	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement
DATE:	,

This certificate is delivered pursuant to Section 6.10 of the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended. modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co. (the “Company”), the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I certify to the Agents and the Banks that I am the                                                   (president, chief financial officer, treasurer, or assistant treasurer) of the Company on the date hereof and that:

1. The Financial Statements attached hereto were prepared in accordance with GAAP, and present fairly the consolidated and consolidating financial condition and results of operations of the Company and its Subsidiaries as of, and for the                      ending on                     ,          (the “Subject Period”).

2. A review of the activities of the Company and its Subsidiaries during the Subject Period has been made under my supervision with a view to determining whether, during the Subject Period, each such entity has kept, observed, performed, and fulfilled all of its obligations under the Loan Papers, and during the Subject Period, to my knowledge, each such entity kept, observed, performed, and fulfilled each and every covenant and condition of the Loan Papers (except for any deviations set forth on the attached schedule).

3. During the Subject Period, no Default or Event of Default has occurred which has not been cured or waived (except for any Defaults or Events of Default set forth on the attached schedule).

4. The status of compliance by the Company with Section 6.9 of the Credit Agreement as of the last day of the Subject Period is set forth on the attached schedule.

5. This certificate is being delivered on behalf of the Company. No person or entity other than the Agents and the Banks (collectively, the “Subject Recipients”) shall be entitled to receive or rely upon this certificate for any purpose. The Subject Recipients agree by their acceptance hereof that (a) they shall look solely to the Company for any loss, cost, damage, expense, claim, demand, suit, or cause of action arising out of or relating in any way to this certificate or its preparation and delivery, and (b) the undersigned shall not under any circumstances have any personal liability whatsoever for the preparation or execution of this certificate.

Name:
Title

The status of compliance by the Company with Section 6.9 of the Credit Agreement as of the last day of the Subject Period is set forth below:

Section 6.9 — Coverage Ratio:

Consolidated Adjusted Pre-Tax Income*	$ (1)

Aircraft Rentals*	$ (2)

Net Interest Expense*	$ (3)

Depreciation and amortization*	$ (4)

Cash dividends paid*	$ (5)

Sum of lines (1), (2), (3), and (4), minus line (5)	$ (6)

Net Interest Expense*	$ (7)

Aircraft Rentals*	$ (8)

Sum of lines (7) and (8)	$ (9)

Ratio of line (6) to line (9)	to

Minimum Ratio	1.25 to 1.00

*	For four fiscal quarter period ending on last day of Subject Period.

G–2

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Paper or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, any of its Affiliates or any other obligor or the performance or observance by the Company, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Paper or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.10 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Papers or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Papers or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19 of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Bank thereunder and under the other Loan Papers and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1

to Assignment and Assumption with respect to

the $600,000,000 Competitive Advance and Revolving Agreement, dated as of September 29, 2009,

among Southwest Airlines Co., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative

Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc.,

Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents.

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned

	$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

JPMorgan Chase Bank, N.A., as Administrative Agent	Southwest Airlines Co.

By:	By:
Title:	Title:

JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Title:

EXHIBIT H

FORM OF APPRAISAL OF POOL ASSETS

[Date]

JPMorgan Chase Bank, N.A.,

as Administrative Agent

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention:

Re:	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement for Southwest Airlines Co.

Ladies and Gentlemen:

The undersigned has been requested to provide an opinion as to the current half-time Current Market Value (“CMV”) of the 737 type aircraft or engines, or both, currently operated by Southwest Airlines Co. that are listed on Figure 1.

Based upon our knowledge of the Boeing 737 type of aircraft, its capabilities and the uses to which it has been put in various areas of the world; the current supply and demand for aircraft: our knowledge of the marketing of new and used transport aircraft and the factors affecting the current market values thereof, and our familiarity with the aviation industry generally, it is our opinion as of the date of this letter that the CMV of each aircraft and engine listed in Figure 1 is as stated therein.

In giving our opinion, we have assumed that each aircraft and engine is in good airworthy condition, is clean by normal scheduled airline standards, is at half-time between major maintenance events and is in a typical mid-time condition with respect to all maintenance time-controlled components.

According to the International Society of Transport Aircraft Trading’s (“ISTAT”) definition of Current Market Value, to which we subscribe, the Current Market Value is the appraiser’s opinion of the most likely trading price that may be generated for an aircraft under the market circumstances that are perceived to exist at the time in question. The Current Market Value assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical sale transaction are willing, able prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm’s length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers, which we consider to be three to six months.

[Use and describe the most appropriate methodology: for example, sales of comparable aircraft; replacement cost less an allowance for usage; or models based on historical data, adjusted for perceived current market conditions, or a combination of the foregoing.]

We have no present or contemplated future interest in the appraised aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal is prepared for the use of the addressee and the present and future lenders for which it is Administrative Agent.

Sincerely,

[Name of Appraiser]

Figure 1

Aircraft Current Half-Time Current Market Values

No.	Aircraft	Registration	Mfg. Serial No.	Date of Mfgr.	Engine	CMV ($Mils.)

1)	B737-	N		,	CFM56-

EXHIBIT H

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the $600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of September 29, 2009 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Southwest Airlines Co., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.                                          (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.19(c) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date: